UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.         )

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CSG SYSTEMS INTERNATIONAL, INC.

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of 2019 Annual Meeting of Stockholders and Proxy Statement Meeting Date:  May 16, 2019

CSG Systems International, Inc.

6175 S. Willow Drive, Greenwood Village, Colorado 80111

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

OF CSG SYSTEMS INTERNATIONAL, INC.

Date:	May 16, 2019

Time:	8:00 a.m. local time

Place:	Sofitel Chicago Water Tower Hotel 20 East Chestnut Street Chicago, Illinois 60611

Agenda:	1.	To elect three Class I Directors nominated by our Board of Directors;
	2.	To approve, on an advisory basis, the compensation of our named executive officers;
	3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2019; and
	4.	To transact any other business that properly comes before the meeting or any adjournment or postponement of the meeting.

Record Date:

The Board of Directors fixed the close of business on March 20, 2019, as the record date for determining the stockholders who are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof.

All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors of CSG Systems International, Inc.

Gregory L. Cannon

Secretary

April 2, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE STOCKHOLDER MEETING TO BE HELD ON MAY 16, 2019: The proxy statement and our Annual Report on Form 10-K are available at www.proxyvote.com.

The Securities and Exchange Commission (“SEC”) has adopted a “Notice and Access” rule that allows companies to deliver a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) to stockholders in lieu of a paper copy of the proxy statement, related materials, and our annual report to stockholders.

The Notice of Internet Availability provides instructions as to how stockholders can access the proxy materials online, contains a listing of matters to be considered at the meeting, and sets forth instructions as to how shares can be voted. Shares must be voted either by telephone, online, or by completing and returning a proxy card. Shares held in “street name” may be voted by providing voting instructions to the institution that holds your shares. Shares cannot be voted by marking, writing on and/or returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes. Instructions for requesting a paper copy of the proxy materials are set forth on the Notice of Internet Availability.

All stockholders are welcome to attend the annual meeting. If you attend the meeting and are a stockholder of record, you may vote in person. If you wish to attend and vote at the meeting and your shares are held in “street name,” you will need to obtain a proxy from the institution that holds your shares and should advise such institution not to vote your shares. A proxy that you give will not be used if you attend the meeting in person and so request.

TABLE OF CONTENTS

	Page		Page
Proxy Summary	i	Role of the Independent Compensation Consultant and Management	25
Questions and Answers About the 2019 Annual Meeting and Voting	1
		Compensation Mix	26
Corporate Governance and Board of Directors	4	Role of Benchmarking in Determining Compensation and Peer Group	27
Overview	4	Role of Benchmarking in Determining Compensation	27
Directors	4	Peer Group Used for Benchmarking	27
Director Independence	4	2018 Compensation	28
Corporate Governance Practices and Documents	4	2018 Annual Base Salaries	28
Majority Voting	4	2018 Annual Performance Bonuses	28
Communications with the Board	5	Long-Term Incentive Awards	30
Director Attendance at Board Meetings	5	Other Considerations	32
Annual Meeting Attendance	5	Other Benefits and Employment Agreements	32
Board Committees	5	Tax Deductibility of Executive Compensation	32
Audit Committee	6	Report of the Compensation Committee	33
Compensation Committee	6	Executive Compensation Tables	34
Determining Executive Officer Compensation and Use		2018 Summary Compensation Table	34
of Independent Compensation Consultant	6	2018 Grants of Plan-Based Awards	36
Determining Non-Employee Director Equity Awards	7	Outstanding Equity Awards at December 31, 2018	37
Risks Related to Compensation Policies and Practices		2018 Stock Vested	40
for All Employees	7	2018 Non-Qualified Deferred Compensation	41
Compensation Committee Interlocks and Insider		Employment and Separation Agreements	42
Participation	7	Employment Agreements with Mr. Griess, Mr. Johns,
Nominating and Corporate Governance Committee	7	Mr. Kennedy, Mr. Shepherd and Mr. Wiese	42
What We Look for in Director Nominees	7	Separation Agreement with Randy R. Wiese	43
Stockholder Recommended Director Candidates	8	Potential Payments Upon Termination of Employment	44
Annual Board Member Evaluation Process	8	Termination for Death, Disability, or Voluntary Resignation	44
Risk and Compliance Oversight	9	Termination for Cause	44
Board Leadership Structure	11	Termination Without Cause Prior to a Change of Control	44
Code of Ethics and Business Conduct	11	Termination Without Cause After a Change of Control	45
Other Board Information	11	CEO Pay Ratio	46
Compensation of Directors	12	Proposal 2 – Advisory Vote to Approve the
2018 Director Compensation	12	Compensation of Our Named
Proposal 1 – Election of Directors	13	Executive Officers	47
Nominees for Class I Directors – Term to Expire in 2022	14	Proposal 3 – Ratification of the Appointment of	48
Class II Directors – Term to Expire in 2020	15	KPMG LLP As Our Independent Registered	48
Class III Directors – Term to Expire in 2021	17	Public Accounting Firm for Fiscal 2019
Beneficial Ownership of Common Stock	19	Pre-approval Policies and Procedures
Principal Stockholders	19	Report of the Audit Committee	49
Directors and Executive Officers	20	Related Party Transactions	50
Share Ownership Guidelines	21	Stockholder Proposals	50
Hedging and Pledging Policy	21	Householding	50
Section 16(a) Beneficial Ownership Reporting Compliance	21	Annual Report on Form 10-K and Other
Executive Compensation – Compensation Discussion and Analysis	22	SEC Filings	51
		Other Matters	51
Executive Summary	22
Company Overview and Business Strategy	22
Our Overall 2018 Performance	22
2018 Executive Compensation Highlights	23
Pay-for-Performance Compensation Program	23
2018 Say-on-Pay Results	23
Governance and Compensation Practices	24
Key Compensation Governance Factors	24
Determining Executive Compensation	25

Proxy Summary

2019 ANNUAL MEETING

This summary highlights information contained in this Proxy Statement. It is intended to assist you in your review of the proposals to be acted upon, and to provide key information about CSG Systems International, Inc. For more complete information on any specific topic, please refer to the Table of Contents on the previous page.

Meeting:	2019 Annual Meeting of Stockholders
Date:	May 16, 2019
Time:	8:00 a.m. local time
Place:	Sofitel Chicago Water Tower Hotel 20 East Chestnut Street Chicago, Illinois 60611
Record Date:	March 20, 2019
These proxy materials are being made available to stockholders starting on or about April 2, 2019.

Proposals To Be Voted Upon
Proposal	Board Recommendation	Page
1. To elect three Class I Directors nominated by our Board of Directors	For Each Nominee	13
2. To approve, on an advisory basis, the compensation of our named executive officers	For	47
3. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2019	For	48

DIRECTOR NOMINEES
Name	Age	Director Since	Occupation	Independent	Committee Membership
Ronald H. Cooper	62	2006	Retired, former President and CEO of Clear Channel Outdoor Americas, Inc.	Yes	Audit Compensation (Chair)
Janice I. Obuchowski	67	1997	President of Freedom Technologies, Inc., and director of Inmarsat plc	Yes	Audit Nominating and Corporate Governance (Chair)
Donald B. Reed	74	2005	Retired, former CEO of Cable & Wireless Global	Yes	Audit Chair of the Board

2019 Proxy Statement | i

2018 Business Highlights

Key highlights of our 2018 performance include the following:

▪	Grew our revenue by 11% to a record high of $875 million, as a result of continued growth in our existing businesses and additional revenue from acquisitions;
▪	Generated $143 million in cash flows from operations, driven by our solid revenue and profitable business model;
▪	Diversified our revenue mix, ending the year with approximately 40% of our revenue outside of the cable and satellite industries, thus expanding our addressable markets and growth opportunities;
▪	Extended our long-term client relationships and grew our managed services revenue, delivering solid recurring revenues with 90%+ visibility over next 12 months; and
▪	Established new client relationships to support digital transformations, wireless initiatives, and Internet of Things (“IoT”) deployments.

Additionally, we believe that we further maximized long-term shareholder value through our holistic capital allocation strategy of investing in the business while also returning capital to shareholders, including the following:

▪	Drove innovation and technology leadership with over $120 million in research and development investments in our digital monetization, customer experience, and cloud-based solutions;
▪	Executed an acquisition strategy that expanded our footprint in the fast-growing payment industry and optimized operational scale and profitability in our customer communications solutions; and
▪	Increased dividend by 6% and initiated a share repurchase program of up to $150 million over a three-year period.

Governance PRACTICES

Our corporate governance practices are reviewed regularly. We believe they reflect best practices, as highlighted below:

▪	Majority voting for uncontested director elections with plurality voting for contested director elections;
▪	Independent Chair of the Board;
▪	All directors independent (other than our Chief Executive Officer (“CEO”));
▪	Regular executive sessions of independent directors;
▪	Independent Audit, Compensation, and Nominating and Corporate Governance Committees;
▪	Independent compensation consultant;
▪	Structured annual Board member evaluation process conducted by an independent third-party governance expert;
▪	Board engagement in long-term succession planning and talent management discussions;
▪	Meaningful director and executive stock ownership guidelines;
▪	Anti-hedging, anti-short sale, and anti-pledging policies;
▪	Annual independent director evaluation of the CEO;
▪	Code of Ethics and Business Conduct for directors, officers, and employees;
▪	Regular stockholder engagement to understand stockholders’ views and insights;
▪	Annual advisory approval of executive compensation;
▪	Limitations on consideration given to our named executive officers (to include no excise tax gross-ups) upon the occurrence of a change of control;
▪	Limited perquisites; and
▪	No evergreen provisions for equity plans.

Compensation Highlights

Our compensation program is designed to attract and retain highly qualified executives and create incentive compensation opportunities aligned with our strategic goals and evolving competitive and governance practices.

Highlights for 2018 include:

▪	Over 97% of the votes cast on our 2018 say-on-pay proposal were in favor of our executive compensation program and policies;
▪	Sixty percent of our CEO’s and on average 54% of our other executives’ total target compensation was based on the achievement of key financial and operational measures; and
▪

We executed on many of our key strategic initiatives during 2018 and met several of our financial targets. As a result, our named executive officers earned an annual performance bonus payout and 100% of their potential performance-based stock vesting under our executive compensation program.

ii | 2019 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE 2019 ANNUAL MEETING AND VOTING

Why am I receiving these materials?

CSG Systems International, Inc. (“we,” “us,” “our,” or the “Company”) will hold its 2019 Annual Meeting of Stockholders on May 16, 2019 (the “Annual Meeting”). These proxy materials explain the items of business that will be brought to a vote at the Annual Meeting.

As a stockholder, you are invited to attend and vote at our Annual Meeting, or at any adjournment or postponement thereof. To ensure your vote is counted, our Board of Directors (the “Board”) is soliciting your proxy to vote on your behalf.

What information is contained in this proxy statement?

This proxy statement explains the proposals to be voted on at the Annual Meeting, describes the voting process, and provides information about corporate governance,

our Board, and the compensation of our directors and certain executive officers.

How do I get electronic access to the proxy materials?

You may view our proxy materials at www.proxyvote.com.

What items of business will be voted on at the Annual Meeting?

Three proposals are scheduled to be voted on at the Annual Meeting:

Proposal	Board Recommendation
Proposal 1—To elect three Class I Directors nominated by our Board	FOR each nominee
Proposal 2—To approve, on an advisory basis, the compensation of our named executive officers	FOR
Proposal 3—To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2019	FOR

Each of these proposals is discussed in this proxy statement. We also will transact any other business that properly comes before the Annual Meeting.

What shares can I vote?

You are entitled to one vote for each share of our common stock that you own as of the close of business on March 20, 2019 (the “record date”). You also can vote all shares for which you hold a valid proxy.

At the close of business on the record date, there were 33,405,284 shares of our common stock outstanding and entitled to vote at the Annual Meeting.

May I attend the Annual Meeting?

You may attend the Annual Meeting only if you were a stockholder of the Company as of the record date or you hold a valid proxy for the Annual Meeting.

You can vote your shares even if you do not attend the Annual Meeting, and we encourage you to do so.

2019 Proxy Statement | 1

May I vote my shares in person at the Annual Meeting?

If you are a stockholder of record—meaning you hold our common stock in your name with our transfer agent (Computershare Trust Company, N.A.)—you may vote those shares in person at the Annual Meeting. If you are a beneficial owner—meaning that a broker, bank, trustee, or other nominee holds your common stock in “street name”—you can vote at the Annual Meeting only if you obtain a legal proxy from the record holder giving you the right to vote the shares.

Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

May I vote my shares without attending the Annual Meeting?

You may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you will receive a “Notice of Internet Availability,” which explains how to access the proxy materials online, contains a listing of matters to be considered at the Annual Meeting, and describes how shares can be voted by telephone, online, or by completing and returning a proxy card. If you hold shares beneficially in “street name”, your broker, bank, trustee, or other nominee has the right to vote the shares, but should provide you a means to give voting instructions.

May I change or revoke my vote?

You may change or revoke your vote at any time before we take the vote at the Annual Meeting.

If you are a stockholder of record, there are three ways to change or revoke your vote before the conclusion of the Annual Meeting: (1) deliver a new proxy bearing a later date (which automatically revokes your earlier proxy) by mail, telephone, or over the Internet; (2) provide a written notice of revocation to our Secretary at our principal offices listed on the first page of this proxy statement; or (3) attend the Annual Meeting, specifically revoke your proxy, and vote in person. If you attend the Annual Meeting but do not specifically revoke your previously granted proxy, your proxy will remain in effect.

If you are a beneficial owner, you may change your vote by submitting new voting instructions to your broker, bank, trustee, or other nominee. Alternatively, if you have obtained a legal proxy from your broker, bank, trustee, or other nominee giving you the right to vote your shares, you can attend the Annual Meeting and vote in person.

How many shares must be present or represented to conduct business at the Annual Meeting?

We can transact business at the Annual Meeting if a majority of the issued and outstanding shares of common stock entitled to vote are present in person or represented by proxy at the Annual Meeting. Abstentions are counted for the purpose of determining whether there is a quorum.

“Broker non-votes” are counted for the purpose of determining whether there is a quorum as long as the bank, broker, or nominee uses its “discretionary authority”

to vote on Proposal 3, Auditor Ratification. A broker non-vote occurs when a broker, bank, trustee, or other nominee returns a proxy card, but does not vote on one or more matters because such broker, bank, trustee, or other nominee does not have the authority to do so without instructions from the beneficial owner. Broker non-votes and discretionary authority are further described below.

2 | 2019 Proxy Statement

What is the voting requirement to approve each of the proposals?

For Proposal 1, Election of Directors, each nominee who receives a majority of the votes cast will be elected as director. A majority of votes cast means that the number of votes cast FOR a director’s election exceeds the number of votes cast AGAINST that director’s election. Cumulative voting is not permitted. Each of Proposals 2 and 3 will be approved if the proposal receives the affirmative FOR vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

Abstentions and broker non-votes are not considered votes cast on Proposal 1, Election of Directors, and will not affect the outcome of the election of directors. With respect to Proposals 2 and 3, abstentions and broker non-

votes will have the same effect as AGAINST votes. With respect to the election of directors, in the event a director does not receive a majority of the votes cast, that director will be required to submit his or her resignation to the Board, with a presumption that the resignation will be accepted unless the Board determines that there is a compelling reason for the director to remain on the Board.

Although the advisory vote to approve the compensation of our named executive officers (“NEOs”) for 2018 is non-binding, as provided by law, our Board and the Compensation Committee will review the results of the votes and will consider the results in making future decisions on executive compensation.

How are votes counted?

Votes cast in person or by proxy will be tabulated by the inspector of elections appointed for the Annual Meeting. If you provide specific instructions on your proxy card, your shares will be voted as you instruct. If you do not give instructions, your shares will be voted as recommended by the Board as follows:

▪	FOR the election of each of the three Class I Directors nominated by our Board and named in this proxy statement;
▪	FOR the approval, on an advisory basis, of the compensation of our named executive officers; and
▪	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2019.

What happens if additional matters are presented at the Annual Meeting?

We are not aware of any business to be acted upon at the Annual Meeting other than the three proposals described in this proxy statement. If you grant a proxy, the individuals named as proxy holders, Bret C. Griess and Gregory L. Cannon, and each or either of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any reason a nominee is not available as a candidate for director, the proxy holders will vote your proxy for such other candidate or candidates as the Board may nominate.

Who will bear the cost of soliciting votes for the Annual Meeting?

We will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials, and soliciting votes. If you choose to access the proxy materials or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. Our directors, executives, and regular employees, without additional remuneration, and their appointed agents, may solicit proxies or votes in person, by telephone, or by electronic communication. We will request banks, brokers, and other fiduciaries to forward proxy materials to the owners of stock held in their names and will reimburse their reasonable out-of-pocket expenses incurred in connection with that distribution.

Where can I find the voting results of the Annual Meeting?

We will announce voting results of the Annual Meeting in a Current Report on Form 8-K filed with the

SEC no later than four business days after the Annual Meeting.

2019 Proxy Statement | 3

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Overview

We are committed to maintaining sound corporate governance practices. The Board has formalized several policies, procedures, and standards of corporate governance, including our Corporate Governance Guidelines, some of which are described below. We continue to monitor best practices and legal and regulatory developments with a view to further revising our governance policies and procedures, as appropriate.

Directors

The Board currently consists of ten directors: David G. Barnes, Ronald H. Cooper, Marwan H. Fawaz, Bret C. Griess, Dr. Rajan Naik, Janice I. Obuchowski, Donald B.

Reed, Frank V. Sica, Donald V. Smith, and James A. Unruh. See Proposal 1, Election of Directors, for more information regarding our directors.

Director Independence

The Board has determined that each Board member except Mr. Griess, our President and CEO, is an “independent director” as defined in the applicable rules of The Nasdaq Stock Market, Inc. (“Nasdaq”). We believe that having a Board made up predominantly of independent, experienced directors with independent oversight by a non-executive Chair (as further described below) is in the best interests of our Company and our stockholders.

Corporate Governance Practices and Documents

The Board encourages you to visit our corporate governance page on our website at http://ir.csgi.com/documents.cfm, which provides information about our corporate governance practices and includes the following documents:

▪	Committee charters;
▪	Code of Ethics and Business Conduct;
▪	Corporate Governance Guidelines; and
▪	Share Ownership Guidelines.

Information on our website is not incorporated by reference in this proxy statement.

Majority Voting

We use a majority voting standard in the election of directors. Thus, in any “uncontested election” of directors (i.e., an election where the number of nominees does not exceed the number of directors to be elected), each nominee to the Board will be elected by the vote of a “majority of the votes cast,” meaning that the number of votes cast FOR a director’s election must exceed the number of votes cast AGAINST that director’s election. The election of directors at the Annual Meeting is an uncontested election. Abstentions and broker non-votes will not count as votes cast for purposes of this provision.

If any incumbent director does not receive a majority of votes cast in favor of his or her re-election to the Board, that director will be required to submit his or her resignation to the full Board, with a presumption that the resignation will be accepted unless the Board determines that there is a compelling reason for the director to remain on the Board. In the case of a contested election, directors will be elected by a plurality vote, meaning that the nominees who receive the greatest number of votes cast FOR their election will be elected.

4 | 2019 Proxy Statement

Communications with the Board

We invite stockholders or any other interested party to send written communications to the Board or to individual Board members. Please send your letter in care of the Secretary of the Company at the address of our principal offices as shown on the first page of this proxy statement. If a letter relates to publicly available information about the Company or our stock, the Secretary will respond to the writer directly. If a letter is primarily commercial in nature or, at the discretion of the Secretary, relates to an improper or irrelevant topic, the Secretary will make a record of it, but will not transmit the communication to the Board. Any letter that relates to accounting, internal accounting controls, or auditing matters will be forwarded to the Chair of the Audit Committee. All other letters will be forwarded to the entire Board or to the individual Board member(s) to whom they are addressed.

Director Attendance at Board Meetings

During 2018, the Board held eight meetings. All directors attended at least 75% of the total number of meetings of the Board and of the committees on which they served during 2018. In addition, during 2018 the Board held seven executive sessions during which only independent directors were present.

Annual Meeting Attendance

Historically, very few stockholders have attended our annual meetings; almost all stockholders who vote do so by proxy. Accordingly, directors are not required to attend our annual meetings. We expect employee director(s) to attend if their schedules permit, and non-employee directors are welcome to attend if they wish. All of our directors attended our 2018 Annual Meeting, except for Mr. Sica. The Board scheduled our 2018 Annual Meeting to coincide with a regular quarterly meeting of the Board so that all members present at the quarterly meeting of the Board could attend the Annual Meeting as well.

Board Committees

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
David G. Barnes
Ronald H. Cooper
Marwan H. Fawaz
Bret C. Griess
Dr. Rajan Naik
Janice I. Obuchowski
Donald B. Reed
Frank V. Sica
Donald V. Smith
James A. Unruh

Chair	Member	Financial Expert

2019 Proxy Statement | 5

Audit Committee

The Audit Committee’s primary purposes are to oversee our accounting and financial reporting processes, the audits of our financial statements, and our risk and compliance management programs.

As required by the Audit Committee charter (located at http://ir.csgi.com/documents.cfm), all members of the Audit Committee satisfy all Nasdaq and SEC requirements applicable to audit committee members and are “independent” as defined by the rules promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and by Nasdaq. The Board has determined that Mr. Barnes, Mr. Cooper, and Mr. Reed are “audit committee financial experts” as defined by applicable SEC rules. The Audit Committee held five meetings during 2018.

Compensation Committee

The Compensation Committee’s primary purposes are to review and recommend senior management compensation and benefit policies, evaluate the performance of our executive officers, and review and recommend the compensation of our executive officers. In addition, the Compensation Committee has independent authority to administer and grant equity awards under our equity plans and annual performance bonuses for executive officers. The Compensation Committee also is responsible for ongoing oversight and evaluation of our compensation policies and practices for employees generally as they relate to risk management. The Compensation Committee may delegate any of its responsibilities to a subcommittee or the Chair of the Compensation Committee. The Compensation Committee may also delegate to one or more of our officers the authority to grant awards to non-executive officers and employees of our Company under our equity compensation plans.

As required by the Compensation Committee charter (located at http://ir.csgi.com/documents.cfm), all members of the Compensation Committee are “independent” as defined by the rules promulgated by the SEC under the Exchange Act, and by Nasdaq, applicable to compensation committee members. The Compensation Committee held five meetings during 2018.

Determining Executive Officer Compensation and Use of Independent Compensation Consultant. To assist the Compensation Committee with its responsibilities, the Compensation Committee retains an independent compensation consultant, consults with our CEO and our head of Human Resources, and draws upon the extensive business experience of its members. The Compensation Committee directs the independent compensation consultant to prepare a comprehensive formal assessment of the competitiveness of our executive officer compensation program, including a comparison of the principal components of our program (base salaries, performance bonuses, and equity awards) with those of a peer group of other public companies. The Compensation Committee considers this assessment and other data provided by the independent compensation consultant in arriving at its decisions or recommendations to the Board with respect to base salaries, performance bonuses, and long-term incentives for our executive officers. For additional information about our executive compensation program, processes, and procedures, see Compensation Discussion and Analysis.

The Compensation Committee periodically evaluates the qualifications of its independent compensation consultant. For 2018, the Compensation Committee continued the engagement of Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent compensation consultant. During 2018, Pearl Meyer provided only executive compensation guidance to the Compensation Committee and did not provide any other services to the Company. During 2018, the Compensation Committee requested information from Pearl Meyer, our executives, and our Board members in order to assess the independence of Pearl Meyer as the Committee’s compensation consultant and to determine whether Pearl Meyer’s work raised any conflict of interest. Based on the information provided, the Compensation Committee determined that Pearl Meyer was independent and that the work of Pearl Meyer did not raise a conflict of interest. In mid-2018, the Compensation Committee retained Exequity as its independent compensation consultant. Exequity did not consult on any matters relating to 2018 compensation, but is providing analysis and recommendations with respect to future executive compensation.

6 | 2019 Proxy Statement

Determining Non-Employee Director Equity Awards. In making equity awards to our non-employee directors, the Compensation Committee considers relevant information provided by the independent compensation consultant and the recommendations of our Nominating and Corporate Governance Committee and the Board.

Risks Related to Compensation Policies and Practices for All Employees. The Compensation Committee does not believe that risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company. A number of the factors considered by the Compensation Committee when it develops executive compensation recommendations have the effect of mitigating risk. Additionally, executive officers and certain members of senior management regularly review our employee compensation policies and practices, including the elements of our compensation programs, to determine whether any element or program design encourages excessive risk taking. The Board and senior management consider the following factors that reduce the likelihood of excessive risk taking:

▪

Our “clawback” policy included in our executive employment agreements authorizes us, in certain cases, to reduce or cancel, or require recovery of, all or a portion of an executive officer’s annual bonus or long-term incentive compensation award;

▪

Our compensation program consists of a balance of multiple elements, including base salary, annual cash incentive programs, and, for some employees, long-term equity incentive awards that are earned over a number of years;

▪

The structure of our annual cash incentives for executive officers includes multiple performance measures that are objective and quantifiable, with a corresponding minimum and maximum payout range, and our sales compensation plan includes provisions to mitigate risk to the Company;

▪

A significant portion of our executive officers’ pay is tied to long-term equity awards based on the achievement of predetermined financial and stock performance measures that we believe align the long-term interests of our executives with those of our stockholders;

▪	Our executive officers are subject to stock ownership guidelines and must comply with our insider trading policy;
▪	We have effective management processes, including a formal risk assessment process and strong internal controls; and
▪	Our Board and Audit Committee maintain regular oversight of our risk management program.

Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee has ever been an officer or employee of the Company. In 2018, no member of the Compensation Committee had any relationship or transaction with the Company that would require disclosure as a “related person transaction” under SEC rules. In addition, during 2018, none of our executive officers served on the board of directors or compensation committee of any other entity whose executive officer(s) served as a member of our Board or Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s primary purposes are to: (1) identify individuals qualified to become Board members; (2) recommend to the Board nominees for election as directors and directors for appointment to Board committees; (3) evaluate the Board’s performance, in conjunction with the new formal and structured annual Board evaluation process conducted by an independent third-party governance expert; (4) review and recommend the compensation of our directors; and (5) develop and recommend for Board approval our Corporate Governance Guidelines and Code of Ethics and Business Conduct.

The Nominating and Corporate Governance Committee charter (located at http://ir.csgi.com/documents.cfm) requires that a majority of the members be “independent” directors. All members of the Nominating and Corporate Governance Committee are “independent” as defined by Nasdaq rules. The Nominating and Corporate Governance Committee held five meetings during 2018.

What We Look for in Director Nominees. In recommending nominees for election as directors, the Nominating and Corporate Governance Committee reviews the present composition of the Board to determine the qualities, skills, and areas of expertise needed to enable the Board and its committees to properly discharge their responsibilities. When there is a need, the Nominating and Corporate Governance Committee utilizes the services of executive search firms with well-established board practices to assist in the identification and recruitment of qualified director nominees. This process supports our objective of recruiting highly qualified candidates that meet our specific criteria for skills, professional and governance experience, diversity, and the personal attributes we are seeking, as discussed in more detail below. When identifying and assessing a candidate’s

2019 Proxy Statement | 7

qualifications, the Nominating and Corporate Governance Committee considers, among other things: (1) the candidate’s age, background, reputation, independence, experience, skills, and judgment; (2) the candidate’s ability and willingness to devote the required amount of time to service as a Board member and as a member of one or more Board committees; (3) the candidate’s other business and professional commitments and potential conflicts of interest; and (4) the number and type of other boards on which the candidate serves.

Although we do not have a written policy on diversity, our Nominating and Corporate Governance Committee considers the diversity of the Board’s membership when nominating directors. We interpret the term “diversity” in its broadest sense and believe it encompasses many attributes, including age, background, experience, skills, substantive expertise, gender, ethnicity, geography, and education. Our Board is particularly interested in maintaining a group of individuals with experience in operations, finance, accounting, marketing, human resources, sales, and domestic and international business, particularly in the technology and communication service provider and related industries. We also consider whether nominees are active or retired executive officers of public or private companies and whether they have ever served on the board of a public company.

Our Board members also should display the personal attributes necessary to be effective directors: integrity, sound judgment, independence, ability to operate collaboratively, and a fiduciary commitment to the Company and our stockholders. We believe the current members of our Board have a diverse set of business and personal experiences, backgrounds, and expertise, and that they all share the personal attributes described above.

Stockholder Recommended Director Candidates. The Nominating and Corporate Governance Committee will consider qualified nominees recommended by our stockholders for election as directors in the same manner that the committee considers other director candidates. A stockholder who wishes to recommend a nominee for the Board should submit the recommendation in writing to the Secretary of the Company indicating the proposed nominee’s qualifications and other relevant biographical information and providing written confirmation that the proposed nominee consents to serve as a director if nominated and elected. See Stockholder Proposals for additional requirements and information. Our Secretary will forward qualifying recommendations from stockholders to the Chair of the Nominating and Corporate Governance Committee for further review and consideration. Our bylaws provide that stockholder nominations for election to the Board are subject to certain advance notice and informational requirements. Stockholders may obtain a copy of the relevant bylaw provisions from our Secretary at CSG Systems International, Inc., 6175 S. Willow Drive, Greenwood Village, Colorado, 80111.

Annual Board Member Evaluation Process

The Board is committed to a rigorous annual self-evaluation process. The Chair of the Nominating and Corporate Governance Committee coordinates an annual evaluation process, conducted by an independent, third-party consultant. For 2018, the consultant performed the following evaluations: (1) the consultant surveyed the full Board and select management team members, to evaluate the Board's and the Board committees' performance and procedures to determine whether they were functioning effectively; (2) the consultant performed a culture assessment to evaluate the perceptions of the current and preferred Board culture; and (3) the consultant performed an evaluation of the performance and contributions of Board members with terms that were expiring, for use by the Nominating and Corporate Governance Committee in making director nomination recommendations. The results of the annual evaluation were reviewed by the Nominating and Corporate Governance Committee and provided to the full Board for their consideration. Regular annual Board evaluations will continue to include a Board survey process, with additional emphasis on the Board’s nominees for election at the then upcoming Annual Meeting.

8 | 2019 Proxy Statement

Risk and Compliance Oversight

The Board is responsible for oversight of our risks, including establishment of our risk tolerance and overseeing our risk management framework. The Board recognizes the importance of effective risk oversight to the success of our strategy and to the fulfillment of its fiduciary duties to the Company and our stockholders. The Board believes taking well-considered risks is a critical component of innovation and effective leadership. The Board also recognizes that imprudently accepting risk or failing to appropriately identify and mitigate risks could negatively impact our business and stockholder value. The Board therefore seeks to foster a risk-aware culture while encouraging thoughtful risk taking in pursuit of the Company’s strategic initiatives.

The Board exercises its risk oversight primarily through the Audit Committee, management and an Executive Business Risk Committee. To administer our overall risk and compliance management program, we established an Executive Business Risk Committee comprised of our executive officers, chaired by our Chief Financial Officer (“CFO”), and coordinated by our Internal Audit department. The Internal Audit department regularly reports directly to the Audit Committee, and prepares a quarterly report for the Audit Committee summarizing material existing and emerging business risks, along with a summary of existing or proposed risk mitigation efforts.

We also maintain a formal risk assessment and risk mitigation program that is administered by our CFO. Our executive officers, in conjunction with members of our Internal Audit department, review this program periodically throughout the year. This program is intended to: (1) identify those risks that are most likely to affect our business; (2) assign an executive to be responsible for monitoring and mitigating those risks; and (3) provide a formal mechanism for the assigned executive to report back periodically on the adequacy and effect of mitigation efforts. The Audit Committee and the Board review the results of this program at each regularly scheduled meeting. In addition, our Chief Compliance Officer has a reporting relationship to the Audit Committee and provides a quarterly report to the Committee on compliance risks, issues, and activities. Our Compensation Committee and Nominating and Corporate Governance Committee also monitor risks in their respective areas of responsibility, and keep the Board informed of any specific risks through regular reports to the Board.

The Board believes our current leadership structure facilitates its oversight of risk by combining independent leadership through the Board and the Audit Committee, along with an experienced Executive Business Risk Committee with intimate knowledge of our business, industry, and challenges.

The following chart outlines our risk management structure and responsibilities:

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10 | 2019 Proxy Statement

Board Leadership Structure

The Board does not have a policy regarding separation of the roles of CEO and Chair of the Board. The Board believes it is in the best interests of the Company to make that determination based on current circumstances. The Board has determined that an independent director serving as Chair is in our best interests at this time. Since 2010, Mr. Reed has served as Chair of the Board. Our Board believes this structure ensures a greater role for independent directors in the active oversight of our business, including risk management oversight, and in setting agendas and establishing Board priorities and procedures. This structure also allows our CEO to focus to a greater extent on the management of our day-to-day operations.

In the future, if the Board believes it would be in the best interests of the Company and our stockholders, the Board may decide that one person should serve as both CEO and Chair of the Board.

Code of Ethics and Business Conduct

Our Board has adopted a Code of Ethics and Business Conduct applicable to all directors, officers, and employees of the Company. Our Code of Ethics and Business Conduct and Corporate Governance Guidelines are available on our website on the Investor Relations page, under Governance Documents (located at http://ir.csgi.com/documents.cfm). Information on our website is not incorporated by reference in this proxy statement. We will disclose on our website any amendments to our Code of Ethics and Business Conduct, or any waiver of a provision of our Code of Ethics and Business Conduct that is required to be disclosed under applicable rules of the SEC.

Other Board Information

There are no family relationships between any of our directors or executive officers. There are no arrangements between any director, nominee, or executive officer of the Company and any other person pursuant to which such director, nominee, or executive officer was selected for such position. There are also no material legal proceedings pending to which any of our directors, officers, affiliates of the Company, or shareholders of more than 5% of our stock (or any associates of any of the foregoing) is a party adverse to the Company.

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COMPENSATION OF DIRECTORS

After consultation with the Compensation Committee's independent compensation consultant, including an analysis of peer and market practices, the Board sets the director compensation program to be in line with similar companies in our industry. There were no changes in our director compensation program from the previous year. Our director compensation program consists of the following:

Role	Committee	Equity Grant Shares (1)	Annual Cash Retainer Amount (2)
Board Member (3)		3,000	$75,000
Chair of the Board			$50,000
Chair of Committee (4)	Audit		$16,000
	Compensation		$16,000
	Nominating and Corporate Governance		$10,000

(1)	Each non-employee director receives an annual equity grant in the form of restricted stock awards as determined by the Compensation Committee, which vests one year from the grant date.
(2)	Cash retainers are paid in advance in quarterly installments, subject to such non-employee director's continued service on the Board.
(3)

A director who is an officer or employee of the Company does not receive additional compensation for serving as a director or committee member. Mr. Griess is the only current officer or employee of the Company who serves as a director, and he does not currently serve on any Board committee.

(4)	Non-chair members of a committee do not receive an additional fee.

2018 Director Compensation

The following table contains information about the compensation of our non-employee directors for 2018. All amounts have been rounded to the nearest dollar and pro-rated for actual time of service on the Board or committees.

Name	Fees Earned	Stock Awards (1)	Total
David G. Barnes	$91,000	$114,000	$205,000
Ronald H. Cooper	$91,000	$114,000	$205,000
Marwan H. Fawaz	$75,000	$114,000	$189,000
Dr. Rajan Naik (2)	$37,500	$114,000	$151,500
Janice I. Obuchowski	$85,000	$114,000	$199,000
Donald B. Reed	$125,000	$114,000	$239,000
Frank V. Sica	$75,000	$114,000	$189,000
Donald V. Smith	$75,000	$114,000	$189,000
James A. Unruh	$75,000	$114,000	$189,000

(1)

This column reflects the aggregate grant date fair value of restricted stock awards granted during the year computed in accordance with the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718. The aggregate grant date fair value is calculated using the closing price of our common stock on the date of grant, September 10, 2018, and excludes the impact of estimated forfeitures. In 2018, each Board member was granted 3,000 shares of restricted stock, which vests one year from the date of grant. The aggregate number of restricted stock awards outstanding as of December 31, 2018, for each Board member is 3,000 shares.

(2)	Dr. Naik was appointed to the Board in August 2018.

12 | 2019 Proxy Statement

PROPOSAL 1 – ELECTION OF DIRECTORS

The Board is divided into three classes presently consisting of three Class I Directors, four Class II Directors, and three Class III Directors. Class I consists of Ronald H. Cooper, Janice I. Obuchowski, and Donald B. Reed, whose terms will expire at the Annual Meeting. Class II consists of David G. Barnes, Marwan H. Fawaz, Dr. Rajan Naik, and Donald V. Smith, whose terms will expire at the 2020 annual meeting of stockholders. Class III consists of Bret C. Griess, Frank V. Sica, and James A. Unruh, whose terms will expire at the 2021 annual meeting of stockholders.

The Board, upon recommendation by the Nominating and Corporate Governance Committee, has nominated Mr. Cooper, Ms. Obuchowski, and Mr. Reed to be elected as Class I Directors at the Annual Meeting. Unless the proxy is marked otherwise, the person acting under the accompanying proxy will vote to elect Mr. Cooper, Ms. Obuchowski, and Mr. Reed as the Class I Directors to serve until the 2022 annual meeting of stockholders. If a nominee is unable to serve, then the person acting under the proxy may vote the proxy for the election of a substitute nominee. The Company presently expects that all three nominees will be able to serve, and each of the director nominees has consented to serve as directors on the Board.

The following chart outlines the areas of expertise that each director serving on the Board possesses. In addition, we have provided a brief summary of those skills with each director’s biographical information.

BOARD OF DIRECTORS Skills and Experience

Name	Accounting / Finance	Capital Markets / Debt Financing	Corporate Governance	Cyber- security	Executive Leadership	Global Business	Government / Public Policy	Marketing / Sales	Mergers / Acquisitions
David G. Barnes	✓	✓	✓		✓	✓			✓
Ronald H. Cooper	✓		✓		✓	✓	✓	✓	✓
Marwan H. Fawaz			✓	✓	✓	✓		✓	✓
Bret C. Griess	✓		✓	✓	✓	✓		✓	✓
Dr. Rajan Naik			✓	✓	✓	✓		✓	✓
Janice I. Obuchowski			✓	✓	✓	✓	✓		✓
Donald B. Reed	✓		✓		✓	✓	✓	✓
Frank V. Sica	✓	✓	✓		✓	✓			✓
Donald V. Smith	✓	✓	✓		✓	✓	✓	✓	✓
James A. Unruh	✓	✓	✓		✓	✓		✓	✓

The Board Recommends a Vote FOR the Election of Each of the Three Nominees for Class I Director.

The following information relates to the Board’s nominees for election at the Annual Meeting and to the other directors of the Company whose terms of office will continue after the Annual Meeting:

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Nominees for Class I Directors – Term to Expire in 2022:

RONALD H. COOPER

Mr. Cooper is presently retired. He most recently served as the President and CEO of Clear Channel Outdoor Americas, Inc. (an outdoor advertising company) from 2009 through 2012. Prior to this position, he was a Principal at Tufts Consulting LLC from 2006 through 2009. Previously, he spent nearly 25 years in the cable and telecommunications industry, most recently at Adelphia Communications where he served as President and COO from 2003 to 2006. Prior to Adelphia, Mr. Cooper held a series of executive positions at AT&T Broadband, RELERA Data Centers & Solutions, MediaOne and its predecessor Continental Cablevision, Inc. He has served on various boards of directors and committees with the National Cable Television Association, California Cable & Telecommunications Association, Cable Television Association for Marketing, New England Cable Television Association, and Outdoor Advertising Association of America. Mr. Cooper holds a B.A. degree from Wesleyan University.

Skills and Qualifications

Corporate Governance: Director and committee positions with various industry associations and non-profit boards of directors.

Financial Experience: Significant experience in operational finance. Held executive management positions at several multi-billion dollar corporations in telecommunications and other related industries, with a focus on risk assessment and mitigation, capital planning, business development/M&A, and the linkage between finance and strategy.

Industry Experience: Nearly 25 years of experience in the communications industry serving in executive positions at Adelphia Communications, AT&T Broadband, RELERA Data Centers & Solutions, MediaOne and its predecessor Continental Cablevision, Inc.

Leadership Experience: Served in multiple senior executive roles, including as President and CEO of Clear Channel Outdoor Americas, Inc. and as President and COO at Adelphia Communications. Experience in the acquisition and development of executive talent.

Age: 62 Director Since: November 2006 Board Committees: ▪ Audit Committee ▪ Compensation Committee (Chair)

JANICE I. OBUCHOWSKI

Ms. Obuchowski is the founder and President of Freedom Technologies, Inc. (a firm providing public policy, strategic, and engineering advice to companies in the communications sector, government agencies, and international clients), a position she has held since 1992. In 2003, Ms. Obuchowski was appointed by President George W. Bush to serve as Ambassador and Head of the U.S. Delegation to the World Radiocommunication Conference. She has served as Assistant Secretary for Communications and Information at the Department of Commerce, Administrator for the National Telecommunications and Information Administration (“NTIA”), and as the head of international government relations at NYNEX Corporation. Ms. Obuchowski currently serves as a director on the board for Inmarsat plc. She also has served on several non-profit and other publicly traded company boards. She holds a J.D. degree from Georgetown University and a B.A. degree from Wellesley College, and also attended the University of Paris.

Skills and Qualifications

Corporate Governance: Broad governance experience from her service as a director of multiple public companies and non-profit organizations.

Industry Experience: Extensive knowledge and expertise on various facets of the competitive landscape and government regulations impacting the communications and information technology sectors. Experience in international business affairs through her current and prior board positions, government appointments supporting international communications policies, and as head of international government relations at NYNEX Corporation.

Leadership Experience: Current President of Freedom Technologies, Inc. and former Chairman of Frontline Wireless. Led the NTIA, the government agency with Internet and telecommunications policy, federal spectrum management, and government research facility responsibilities. Responsible for major U.S. delegations and support personnel at international conferences.

Age: 67 Director Since: November 1997 Board Committees: ▪ Audit Committee ▪ Nominating and Corporate Governance Committee (Chair) Other Public Directorships: ▪ Inmarsat plc

14 | 2019 Proxy Statement

DONALD B. REED

Mr. Reed is presently retired. He served as CEO of Cable & Wireless Global from 2000 to 2003. Cable & Wireless Global, a subsidiary of Cable & Wireless plc, is a provider of Internet Protocol (“IP”) and data services to business customers in the U.S., United Kingdom, Europe, and Japan. From June 1998 until May 2000, Mr. Reed served Cable & Wireless in various other executive positions. Mr. Reed’s career includes 30 years at NYNEX Corporation (now part of Verizon), a regional telephone operating company. From 1995 to 1997, Mr. Reed served NYNEX Corporation as President and Group Executive with responsibility for directing the company’s regional, national, and international government affairs, public policy initiatives, legislative and regulatory matters, and public relations. Mr. Reed holds a B.A. degree in History from Virginia Military Institute.

Skills and Qualifications

Corporate Governance: Significant experience serving as a director of multiple public companies, including large multinationals, and his current position as Chair of privately-held Oceus Networks Inc.

Financial Experience: Held executive management positions at several multi-billion dollar corporations where he developed expertise in financial management, risk assessment, investment knowledge, and strategic business development.

Leadership Experience: Over 30 years of experience in the domestic and international telecommunications industry including executive leadership positions as CEO for Cable & Wireless Global and as President and Group Executive for NYNEX Corporation. Extensive experience in developing and implementing strategies and policies for the acquisition and development of executive talent.

Age: 74 Director Since: May 2005 Chair of the Board Since: January 2010 Board Committees: ▪ Audit Committee

Class II Directors – Term to Expire in 2020:

DAVID G. BARNES

Mr. Barnes served as Executive Vice President, Global Operations of Stantec Inc., a publicly traded global provider of engineering, consulting, and construction services from 2016 through 2018. From 2009 through 2016, he served as Executive Vice President and CFO of MWH Global Inc., an employee-owned engineering and construction firm. MWH Global Inc. was acquired by Stantec Inc. in 2016. From 2006 to 2008, he was Executive Vice President of Western Union Financial Services. From 2004 to 2006, Mr. Barnes served as CFO of Radio Shack Corporation, and from 1999 to 2004, he was Vice President, Treasurer, and U.S. CFO for Coors Brewing Company. Mr. Barnes holds an M.B.A. degree from the University of Chicago and a B.A. degree from Yale University.

Skills and Qualifications

Corporate Governance: Significant knowledge of public company governance functions such as approval of annual budgets and compensation, and experience being accountable to stakeholders for the organization’s financial performance, gained through executive financial positions at public companies. Also served as a director of MWH Global Inc.

Financial Experience: Almost 30 years of experience in finance and strategic development gained from a wide spectrum of well-known and respected companies, including Stantec Inc., MWH Global Inc., Western Union Financial Services, Radio Shack Corporation, and Coors Brewing Company. Hands-on strategic, financial, and business development experience in emerging and mature markets at both domestic and global companies.

Leadership Experience: Served as member of senior leadership teams of large businesses in diverse industries. Extensive experience in driving shareholder value in a variety of complex international businesses.

Age: 57 Director Since: February 2014 Board Committees: ▪ Audit Committee (Chair)

2019 Proxy Statement | 15

MARWAN H. FAWAZ

Mr. Fawaz is currently an Executive Advisor to Google and Alphabet Inc., after joining Alphabet as the CEO of Nest Labs, Inc. With more than 30 years of experience in the media, cable, telecommunications, and broadband industries, Mr. Fawaz offers a wealth of knowledge and expertise, developed from his time as Executive Vice President and CEO of Google/Motorola Mobility from 2012 to 2013 and Executive Vice President of Strategy and Operations and Chief Technology Officer of Charter Communications from 2006 to 2011. In addition, he served as Senior Vice President and Chief Technology Officer of Adelphia Communications from 2003 to 2006 and held leadership positions for other cable industry companies such as MediaOne, among others. He was the founder and principal of Sarepta Advisors, a strategic advisory and consulting group supporting the technology, media, and telecommunications industries. He holds an M.S. degree in Electrical and Communication Engineering and a B.S. degree in Electrical Engineering, both from California State University at Long Beach.

Skills and Qualifications

Corporate Governance: Significant experience serving as a director of another public company and as an advisory board member to a number of large corporations with global operations.

Industry Experience: Over 30 years of experience in the media, cable, telecommunications, and broadband industries, serving in executive positions at Google/Motorola Mobility, Charter Communications, Adelphia Communications, and MediaOne. Comprehensive understanding of the business practices and technology used by our largest customers.

Leadership Experience: Served in multiple senior executive roles, including CEO of Google/Motorola Mobility and Executive Vice President of Strategy and Operations and Chief Technology Officer of Charter Communications.

Age: 56 Director Since: March 2016 Board Committees: ▪ Nominating and Corporate Governance Committee Other Public Directorships: ▪ Synacor, Inc.

Dr. RAJAN NAIK

Dr. Naik currently serves as Chief Strategy and Innovation Officer for Motorola Solutions, Inc., where he is responsible for the corporate strategy organization, chief technology office, venture capital portfolio, and competitive and market intelligence. Motorola Solutions creates mission-critical communication solutions, including devices, networks, software, services, and video. Prior to joining Motorola Solutions, Dr. Naik held the role of Senior Vice President, Chief Strategy Officer at Advanced Micro Devices (AMD), a provider of high-performance computing, graphics and visualization technologies. From 2000 to 2012, Dr. Naik was a Partner at McKinsey & Company in the technology/media/telecom practice. He holds a BSc. degree in Engineering from Cornell University and a Ph.D. degree in Engineering from the Massachusetts Institute of Technology.

Skills and Qualifications

Corporate Growth Strategy Experience: Deep experience driving growth and increasing shareholder value, having led corporate strategy, M&A, technology innovation, and corporate venture capital at Fortune 500 technology companies.

Corporate Performance Transformation Experience: As a former Partner at McKinsey & Company, led multiple large-scale margin improvement programs for technology and telecommunications companies across sales operations, software and services delivery and procurement.

Industry Experience: Over 18 years of experience in the technology industry, serving in executive positions at Motorola Solutions, Inc. and Advanced Micro Devices, and on private boards for technology/telecommunications companies.

Age: 47 Director Since: August 2018 Board Committees: ▪ Nominating and Corporate Governance Committee

16 | 2019 Proxy Statement

DONALD V. SMITH

Mr. Smith is presently retired. Previously, he served as Senior Managing Director of Houlihan Lokey Howard & Zukin, Inc., an international investment banking firm with whom he had been associated from 1988 through 2009 and where he served on the board of directors. From 1978 to 1988, he served as a Principal with Morgan Stanley & Co. Inc., where he headed the company’s valuation and reorganization services. He also serves on the board of directors of several non-profit organizations. Mr. Smith holds an M.B.A. degree from the Wharton Graduate School of the University of Pennsylvania and a B.S. degree from the United States Naval Academy.

Skills and Qualifications

Corporate Governance: Significant experience serving as a director of several public and non-profit companies.

Financial Experience: Over 40 years of expertise in financial, investment, and valuation analysis as an executive with international investment firms, notably as Senior Managing Director of Houlihan Lokey Howard & Zukin, Inc., and as Principal with Morgan Stanley & Co. Inc., dealing with corporate finance, mergers, acquisitions, financial restructurings, and other financial activities. Provided international investment banking advice and service to clients in various industries around the world.

Industry Experience: Significant advisory experience in markets directly related to our core competency, namely business services, data processing, software, and Information Technology.

Age: 76 Director Since: January 2002 Board Committees: ▪ Compensation Committee ▪ Nominating and Corporate Governance Committee

Class III Directors – Term to Expire in 2021:

BRET C. GRIESS

Mr. Griess currently serves as our President and CEO. He joined the Company in 1996 and held a variety of positions in Operations and Information Technology, until being appointed Executive Vice President of Operations in February 2009, Chief Operations Officer in March 2011, and President in June 2015. In January 2016, Mr. Griess was appointed President and CEO and a member of our Board. Mr. Griess holds an M.A. degree in Management and a B.S. degree in Management from Bellevue University in Nebraska, and an A.A.S. degree from the Community College of the Air Force.

Skills and Qualifications

Financial Experience: Significant executive experience in operational finance, financial management, risk assessment, capital planning, and strategic business development.

Industry Experience: Extensive knowledge of the businesses and markets we serve, which provides our Board with an acute understanding of business practices and special industry concerns.

Leadership Experience: Our current President and CEO. Brings executive level leadership, strategic thinking, business development, and strong financial oversight skills to the Board.

Age: 50 Director Since: January 2016 President and CEO

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FRANK V. SICA

Mr. Sica has been a Partner of Tailwind Capital (a private equity firm) since 2006. He currently serves as a director on the boards of JetBlue Airways, Kohl’s Corporation, and Safe Bulkers, Inc. Mr. Sica holds an M.B.A. degree from the Tuck School of Business at Dartmouth College and a B.A. degree from Wesleyan University.

Skills and Qualifications

Corporate Governance: Broad experience serving as a director of multiple large public companies.

Financial Experience: Wide-ranging experience in venture capital, private equity, mergers and acquisitions, capital markets, management recruitment, executive compensation, and strategic planning across a broad range of industries.

Industry Experience: Comprehensive understanding of our business and markets, having served as a director of our Company for over 20 years.

Age: 68 Director Since: October 1994 Board Committees: ▪ Compensation Committee Other Public Directorships: ▪ JetBlue Airways ▪ Kohl’s Corporation ▪ Safe Bulkers, Inc.

JAMES A. UNRUH

Mr. Unruh became a founding Principal of Alerion Capital Group, LLC (a private equity investment company) in 1998 and currently holds such position. Mr. Unruh was an executive with Unisys Corporation (a global information technology company) from 1987 to 1997, including serving as its Chairman and CEO from 1990 to 1997. From 1982 to 1986, Mr. Unruh held various executive positions, including Senior Vice President–Finance and CFO with Burroughs Corporation, a predecessor of Unisys Corporation. Prior to 1982, Mr. Unruh was CFO with Memorex Corporation and also held various executive positions with Fairchild Camera and Instrument Corporation, including CFO. Mr. Unruh formerly served as director on the boards for Tenet Healthcare Corporation and Prudential Financial, Inc. during the past five years. He holds an M.B.A. degree from the University of Denver and a B.S. degree from the University of Jamestown.

Skills and Qualifications

Corporate Governance: Significant experience serving as a director of several public and private companies with global operations.

Financial Experience: Broad-based understanding of investments and corporate development in pursuing long-term strategic business objectives as a principal of Alerion Capital Group and as Senior Vice President–Finance and CFO with Burroughs Corporation.

Leadership Experience: Unique combination of expertise in Information Technology together with business and financial management experience gained through executive positions held at multinational technology firms. Chairman and CEO with Unisys Corporation and Senior Vice President–Finance and CFO with Burroughs Corporation.

Age: 78

Director Since: June 2005

Board Committees:

▪     Compensation Committee

▪     Nominating and Corporate Governance Committee

Former Public Directorships Held During the Past Five Years:

▪     Prudential Financial, Inc. (From April 1996 to May 2015)

▪     Tenet Healthcare Corporation (From June 2004 to May 2017)

18 | 2019 Proxy Statement

BENEFICIAL OWNERSHIP OF COMMON STOCK

The table below sets forth each stockholder known by us to own beneficially more than 5% of our outstanding common stock as of February 28, 2019.

Percentage ownership calculations for beneficial ownership are based on 32,939,515 shares outstanding at the close of business on February 28, 2019.

Principal Stockholders

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percentage of Common Stock Outstanding
BlackRock, Inc.	5,149,603	(1)	15.63%
55 East 52nd Street
New York, New York 10055
The Vanguard Group, Inc.	3,752,169	(2)	11.39%
100 Vanguard Boulevard
Malvern, Pennsylvania 19355
Renaissance Technologies LLC	2,253,299	(3)	6.84%
800 Third Avenue
New York, New York 10022

(1)	Based solely on Schedule 13G/A filed with the SEC on January 24, 2019 by BlackRock, Inc.
(2)	Based solely on Schedule 13G/A filed with the SEC on February 11, 2019 by The Vanguard Group, Inc.
(3)	Based solely on Schedule 13G/A filed with the SEC on February 13, 2019 by Renaissance Technologies LLC.

2019 Proxy Statement | 19

Directors and Executive Officers

The table below sets forth to our knowledge the beneficial ownership of common stock held by each director and each NEO of the Company included in the 2018 Summary Compensation Table, individually, and by all directors and executive officers of the Company as a group, in each case as of February 28, 2019.

Beneficial ownership is determined in accordance with SEC rules, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon vesting or exercise of equity awards within 60 days of February 28, 2019. Except as otherwise indicated, all of the shares reflected in the table are shares of common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose. Percentage ownership calculations for beneficial ownership are based on 32,939,515 shares outstanding at the close of business on February 28, 2019.

Name	Total Shares of Common Stock Beneficially Owned (2) (3)	Percentage of Common Stock Outstanding
David G. Barnes	14,800	*
Ronald H. Cooper	27,768	*
Marwan H. Fawaz	9,000	*
Bret C. Griess	240,975	*
Rolland B. Johns	23,472	*
Kenneth M. Kennedy	54,239	*
Dr. Rajan Naik	3,000	*
Janice I. Obuchowski	43,731	*
Donald B. Reed	41,868	*
Brian A. Shepherd	62,237	*
Frank V. Sica	26,550	*
Donald V. Smith	23,000	*
James A. Unruh	41,098	*
Randy R. Wiese (1)	28,200	*
All directors and executive officers as a group	639,938	1.94%

*	Less than 1% of the outstanding common stock.
(1)	Mr. Wiese's beneficial ownership is as of May 17, 2017, after which time he was no longer an executive officer.
(2)

Each person named has sole voting and investment power over the shares owned by him or her, except that Ms. Obuchowski has shared voting and investment power with respect to 3,000 shares owned jointly with her husband.

(3)

Includes restricted shares of common stock administered under the Amended and Restated 2005 Stock Incentive Plan of the Company, which have not vested. Each holder of restricted shares may vote such shares but may not sell, transfer, or encumber such shares until they vest in accordance with the applicable restricted stock award agreement. The persons named in the table below held the numbers of unvested restricted shares shown opposite their respective names as of February 28, 2019.

Name	Number of Restricted Shares That Have Not Vested
David G. Barnes	3,000
Ronald H. Cooper	3,000
Marwan H. Fawaz	3,000
Bret C. Griess	129,810
Rolland B. Johns	20,787
Kenneth M. Kennedy	38,403
Dr. Rajan Naik	3,000
Janice I. Obuchowski	3,000
Donald B. Reed	3,000
Brian A. Shepherd	40,978
Frank V. Sica	3,000
Donald V. Smith	3,000
James A. Unruh	3,000
Total	256,978

20 | 2019 Proxy Statement

Share Ownership Guidelines

The Board has established share ownership guidelines for our directors and executive officers. Each executive officer is expected to attain the minimum ownership level within four years of his or her date of appointment and, beginning in February 2018, they may not sell any granted/retained shares of stock in the corporation until the requirements are met. Directors do not have a specific timeframe to attain their share ownership requirements, but they may not sell any granted/retained shares of stock in the corporation until the requirements are met. All directors and executive officers are in compliance subject to applicable grace periods and other transfer limitations.

Ownership levels are determined based on the common stock owned by each individual, excluding any unvested shares of restricted stock.

Below is a summary of the current required minimum share ownership levels:

Minimum Share Ownership Level
CEO	Value equal to three times annual base salary
Other executive officers	Value equal to annual base salary
Directors	Value equal to five times annual cash compensation

Hedging and Pledging Policy

As part of our insider trading policy, all employees, including our executive officers, and non-employee directors (and their designees) are prohibited from engaging in short sales of our securities, establishing margin accounts, or otherwise pledging our securities and engaging in transactions that are designed to hedge or offset any decrease in the market value of our stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers (as defined in the applicable regulations) and directors, and persons who beneficially own more than 10% of our common stock, to file certain reports of ownership and changes of ownership of our equity securities with the SEC. Officers, directors, and stockholders who beneficially own more than 10% of such shares are required by SEC regulation to furnish to the Company copies of all Section 16(a) forms which they file.

Based solely on our review of the copies of such forms submitted to us and written representations from certain reporting persons, we believe that all filings required by our officers and directors were timely filed for the year ended December 31, 2018, except for the Form 3 and Form 4 for Dr. Naik filed on September 14, 2018 in conjunction with his appointment to the Board.

2019 Proxy Statement | 21

EXECUTIVE COMPENSATION –

COMPENSATION DISCUSSION AND ANALYSIS

This section explains our 2018 executive compensation program as it relates to the following named executive officers (“NEOs”). Compensation information for the NEOs is presented in the tables following this discussion.

NEO	Position
Bret C. Griess	President and CEO
Rolland B. Johns (1)	Executive Vice President ("EVP") and CFO
Kenneth M. Kennedy	EVP and President, Technology and Product
Brian A. Shepherd	EVP and Group President
Randy R. Wiese (2)	Former EVP and CFO

(1)	Mr. Johns was promoted to EVP and CFO effective May 17, 2018.
(2)	Mr. Wiese retired as an executive officer on May 17, 2018, after which he continued his employment in a transitional capacity through July 1, 2018.

Executive Summary

Company Overview and Business Strategy

We are one of the world's leading revenue management and digital monetization, customer experience and payment solutions providers, and a trusted partner to some of the most well-known companies around the globe. We leverage more than 35 years of experience to help our clients simplify the complexity of a rapidly changing business landscape. Drawing from real-world knowledge and unparalleled expertise, we design and implement business solutions that make their hardest decisions simpler and smarter so they can focus on evolving their businesses to provide highly sophisticated and competitive multi-product offerings, while also delivering increasingly differentiated, real-time, and personalized experiences that meet the ever-changing demands of their customers across all stages of the customer lifecycle.

Our solutions are built on proven public and private cloud platforms, with out-of-the-box and managed service models that adapt to fit their unique business needs and enable the transformative change required to create personalized experiences that drive loyalty and retention.

Our goal is to be the most trusted provider of world-class cloud and software-based solutions to service providers around the globe. We believe that by successfully executing on this goal we can grow our revenues and earnings, and therefore, create long-term value for our clients, employees, and stockholders. Our strategic focus to accomplish this goal is as follows:

▪	Create more long-term, recurring relationships;
▪	Expand our product and services portfolio through continuous innovation;
▪	Deliver on our commitments; and
▪	Bring new skills and talents to market.

In summary, we are focused on helping our clients compete more effectively and successfully in an ever-changing market.

Our Overall 2018 Performance

We reported profitable operating results in 2018 with strong cash flows and a solid balance sheet, executed upon our strategic initiatives, and adopted measures to create long-term shareholder value.

Key highlights of our 2018 performance include the following:

▪	Grew our revenue by 11% to a record high of $875 million, as a result of continued growth in our existing businesses and additional revenue from acquisitions;
▪	Generated $143 million in cash flows from operations, driven by our solid revenue and profitable business model;
▪	Diversified our revenue mix, ending the year with approximately 40% of our revenue outside of the cable and satellite industries, thus expanding our addressable markets and growth opportunities;
▪	Extended our long-term client relationships and grew our managed services revenue, delivering solid recurring revenues with 90%+ visibility over next 12 months; and
▪	Established new client relationships to support digital transformations, wireless initiatives, and Internet of Things (“IoT”) deployments.

Additionally, we believe that we further maximized long-term shareholder value through our holistic capital allocation strategy of investing in the business while also returning capital to shareholders, including the following:

▪	Drove innovation and technology leadership with over $120 million in research and development investments in our digital monetization, customer experience, and cloud-based solutions;
▪	Executed an acquisition strategy that expanded our footprint in the fast-growing payment industry and

22 | 2019 Proxy Statement

optimized operational scale and profitability in our customer communications solutions; and
▪	Increased dividend by 6% and initiated a share repurchase program of up to $150 million over a three-year period.

2018 Executive Compensation Highlights

Our executive compensation programs are reviewed each year for alignment with our business strategy and evolving market and governance practices for executive compensation.

After considering compensation within our peer group and consulting with Pearl Meyer, the Compensation Committee (the “Committee”) independently assessed the value and competitiveness of each NEO’s compensation, including various pay components. Based upon their assessment, the Board and the Committee made the following decisions regarding the framework for the 2018 executive compensation program:

Base Salary. The Board increased Mr. Griess’ base salary by 3.7%, and increased the base salaries for Mr. Kennedy and Mr. Shepherd by 10.2% and 10.4%, respectively, to further align their respective base salaries with the corresponding median levels of our peer data. This data was also considered by the Committee when establishing Mr. Johns’ salary upon his appointment as our CFO effective May 17, 2018. In light of the announced retirement of Mr. Wiese, no changes were made to his base salary for 2018.

Annual Incentive Program. The Committee maintained the target bonus percentages for Mr. Griess at 150% of base salary and for both Mr. Kennedy and Mr. Shepherd at 100% of base salary. Mr. Johns’ target bonus percentage was set at 75% of base salary upon his appointment as our CFO in May 2018. For more information, see 2018 Compensation – 2018 Annual Performance Bonuses.

Long-Term Incentive (“LTI”) Program. For the 2018 annual grant, the Committee retained the LTI award program structure with 60% of each NEO’s award granted in the form of performance-based restricted stock.

Following our strategic business review, the Committee decided to change certain aspects of this program to better align LTI compensation for our NEOs with our pay-for-performance philosophy and strategic goals. The 2018 performance-based awards have an opportunity to vest at the end of a two-year performance period if we achieve predetermined measures, whereas previously a portion of each award could potentially vest each year over a three-year period. In addition, the Committee added new financial and operational measures to the program to incentivize and reward long-term strategic progress towards the success of the business.

The other 40% of each NEO’s 2018 LTI award remained in the form of time-based restricted stock that vests ratably over a four-year period.

We believe that this framework incentivizes and rewards our NEOs for the achievement of financial and operational goals that drive the long-term success of our business.

Consistent with aligning the long-term incentives to the strategic business plan, the Committee cancelled the outstanding shares from the 2016 performance-based grants for Mr. Griess, Mr. Kennedy, and Mr. Shepherd.

For more information on our executive compensation program, see 2018 Compensation – 2018 Long-Term Incentive Awards.

Pay-for-Performance Compensation Program

Sixty percent of our CEO’s and on average 54% of our other NEOs’ total target compensation was based on the achievement of key financial and operational measures under our annual incentive and LTI programs.

We executed on many of our key strategic initiatives during 2018 and met several of our financial targets. As a result, our NEOs achieved payouts and performance-based stock vesting under our executive compensation program as follows:

▪	Earned a payout of 84.6% of target under the annual incentive program (“Annual Performance Bonus Program”) for 2018; and
▪	Vested 100% of the second tranche of the 2017 performance-based restricted stock award.

For more information, see the 2018 Compensation section.

2018 Say-on-Pay Results

Over 97% of the votes cast on our 2018 say-on-pay proposal were in favor of our executive compensation program and policies. When making compensation decisions for our NEOs, the Committee considers the voting results of our annual say-on-pay proposal along with other factors, such as our pay-for-performance philosophy and a competitive market analysis of peer companies to determine compensation practices. The Committee considered the results of the 2018 advisory vote in making changes to the 2018 compensation for our NEOs as described in this proxy statement.

2019 Proxy Statement | 23

Governance and Compensation Practices

WHAT WE DO			WHAT WE DO NOT DO
✓	Majority of executive officer pay is performance-based	✗	No repricing or replacing of underwater options without shareholder approval
✓	Meaningful share ownership guidelines	✗	No income tax gross-ups in executive employment agreements
✓	Clawback policy for executive officers	✗	No excessive perquisites
✓	Independent compensation consultant, hired by Committee	✗	No dividends or dividend equivalents paid on unvested time-based or performance-based shares (dividends accrue and are paid only upon vesting)
✓	Include “double-trigger” change of control provisions	✗	No “single-trigger” change of control vesting of equity awards
✓	Limit post-employment and change of control benefits	✗	No hedging or pledging of the Company’s securities is permitted
✓	Hold annual say-on-pay vote

Key Compensation Governance Factors

We believe that the following governance and compensation practices reinforce our business strategy, culture, and values.

We Design Performance-Based Compensation to Reflect Our Business Strategy and Enhance Stockholder Value. We use certain predetermined financial and operational performance measures to determine compensation under our annual incentive and LTI programs. Each measure represents a key metric that reflects on the execution of our long-term business strategy to enhance stockholder value. For additional information about our business strategy, see the Company Overview and Business Strategy section.

We Emphasize the Long Term. A significant portion of our NEOs’ total compensation is in the form of long-term equity awards, 60% of which is performance-based restricted stock that fully vests if we achieve specific financial, relative total shareholder return (“TSR”), or operational measures.

We Align the Financial Interests of Our Executives With the Interests of Our Stockholders Through Equity Awards and Share Ownership Guidelines. Each NEO must own at least the threshold level of our shares that is consistent with our share ownership guidelines. For additional information, see the Share Ownership Guidelines section.

We Have a Clawback Policy That Covers Our Executive Officers. The policy authorizes us to reduce or cancel, or require the recovery of, all or a portion of an executive officer’s annual bonus or LTI compensation award for intentional misconduct that leads to a material restatement of the financial statements of the Company.

For additional information, see the Employment and Separation Agreements section.

We Rely On the Advice of an Independent Compensation Consultant. The Committee has engaged an independent compensation consultant that does not provide any services to management and that had no relationship with management prior to the engagement.

No Potential Income Tax Gross-Ups. A key feature of the executive officers’ employment agreements is the exclusion of potential income tax gross-ups for change of control benefits. For additional information regarding the agreements, see the Employment and Separation Agreements section.

We Provide Only Limited Perquisites and Other Benefits. Our NEOs are generally eligible for few perquisites or benefits outside those available to our employees. For additional information, see the 2018 Summary Compensation Table in the Executive Compensation Tables section.

No Dividends or Dividend Equivalents Paid on Unvested Stock Awards. We do not pay dividends or dividend equivalents on unvested stock awards. Dividends accrue on performance- and time-based restricted stock awards and are paid only upon vesting of any restricted stock awards.

We Have a Policy Prohibiting Hedging and Pledging Transactions Involving Our Stock. Our NEOs and other insiders are prohibited from selling our stock short, pledging our stock as collateral, or entering into transactions in puts or calls that raise similar concerns regarding speculation in our stock. For additional information, see the Hedging and Pledging Policy section.

24 | 2019 Proxy Statement

Determining Executive Compensation

Each year during its February meeting, the Committee certifies the following for the previous fiscal year: (1) the level of performance attained for our predetermined performance metrics; (2) the amount payable under the Annual Performance Bonus Program, our annual incentive program; and (3) the vesting levels for our performance-based restricted stock awards. The Committee also evaluates and recommends to the Board the base salary for each of our NEOs as well as the performance metrics and target levels for the Annual Performance Bonus Program and performance-based restricted stock awards for the current year. The target levels are typically established based upon our initial internal financial or operational targets and adjusted for a pre-established growth or improvement factor for performance-based restricted stock awards that extend over a multi-year period.

When making compensation decisions and recommendations, the Committee considers the following key factors:

▪	Competitive peer group and market information and guidance provided by our independent compensation consultants;
▪	Our financial and operational performance;
▪	Progress on key strategic initiatives;
▪	Individual performance reviews and compensation recommendations provided by the CEO regarding the other NEOs;
▪	Committee and Board evaluations, both formal and informal, of the NEOs; and
▪	A comparison of our actual results with the target measures for the annual performance bonus and LTI awards.

As required by the Committee’s charter, the CEO may not be present when either the Committee or the Board discuss or vote on CEO compensation.

The Committee undertakes considerable analysis when determining metrics to be used in both its Annual Performance Bonus Program and performance-based equity awards.

The Committee selects a combination of metrics that, if achieved in the long-term, will most likely result in positive shareholder return. Goals are established to effectively incent management to achieve long-term results while maintaining the consistent operational excellence our customers have come to expect.

Our performance-based equity awards to our executives employ a multiple-year time horizon, with the shares for each measure in the award eligible for vesting based upon achievement of the specified predetermined performance levels. A minimum threshold of achievement is required before any shares for a measure may vest. If targets are achieved, 100% of the target shares will vest. Up to 200% of the target shares may vest at the end of the performance period if targets are significantly exceeded.

The Committee believes that executive compensation based on the achievement of performance-based metrics that are tied to the short- and long-term strategy of our business incentivizes management to invest in the success of the business, while also linking executive compensation to increasing stockholder value.

Role of the Independent Compensation Consultant and Management

The Committee has sole authority and discretion to retain and terminate compensation consultants, independent legal counsel, and other advisers to help the Committee perform its responsibilities. It has the sole authority to approve the fees, scope, and other terms of engagement with its compensation consultant and other advisers, with full funding provided by the Company. The Committee is responsible for determining the independence of its compensation consultant and other advisers. Management is available at the Committee’s request to assist the consultant by providing historical pay data and perspective on our competitive environment for recruiting managerial talent.

The Committee continued to engage Pearl Meyer as its independent compensation consultant to advise it on executive compensation matters for 2018. The Committee instructed Pearl Meyer to take a broad view of the competitive compensation landscape to assist the Committee in structuring a compensation program for our NEOs. We believe this broader perspective has enabled us to attract and retain a highly talented executive team. Pearl Meyer reviewed compensation data publicly available from peer companies and from published survey sources, using position matches and data analyses to identify the most appropriate comparisons among executives of similar titles and responsibilities. For additional information regarding the companies in the peer group component and the pay of our NEOs compared to the peer group, see the Role of Benchmarking in Determining Compensation and Peer Group.

In mid-2018, the Compensation Committee retained Exequity as its independent compensation consultant. Exequity did not consult on any matters relating to 2018 compensation, but is providing analysis and recommendations with respect to future executive compensation.

2019 Proxy Statement | 25

Compensation Mix

The compensation program for each of our NEOs includes the following components, which together comprise “Total Direct Compensation”: (i) base salary, (ii) an annual performance bonus, and (iii) two types of LTI awards. The objective of each component and the form in which each is delivered if earned is outlined as follows:

Core Component	Purpose	Percentage of Total Direct Compensation	Form
Base salary	Provide competitive base compensation that reflects the scope of responsibility, level of authority, and overall duties of the position	11-28%	Cash
Annual incentive program	Provide an annual bonus opportunity that is tied to predetermined Company performance goals and achievement of individual performance objectives ("Annual Performance Bonus Program")	16-21%	Performance- based cash
Long-term	Provide performance-based equity awards tied to predetermined Company performance goals measured over a two-year period	26-44%	Performance- based equity
incentive program	Provide time-based equity awards that vest ratably over a four-year period	25-29%	Time-based equity

Total Direct Compensation. The Committee targets Total Direct Compensation (the sum of all three core compensation components) for our NEOs to be near the median of our peer group’s total direct compensation.

The charts below illustrate the percentage of compensation our CEO and other NEOs on average would generally receive, if paid at target level, for each core compensation component, based on 2018 target compensation:

26 | 2019 Proxy Statement

Role of Benchmarking in Determining Compensation and Peer Group

Role of Benchmarking in Determining Compensation

To assist the Committee in establishing 2018 compensation for the NEOs, Pearl Meyer provided a competitive assessment using peer group compensation information and industry survey data for the primary elements of our NEO compensation packages. Pearl Meyer developed benchmarking market data by blending the peer group and industry survey data equally. The peer group composition is described in the next section. The industry survey data was comprised of technology companies, represented in the Culpepper and Radford compensation surveys, with annual revenues ranging from $500 million to $1 billion.

The Committee recognizes that peer group comparisons and industry survey data may not be perfectly aligned because the executive titles and responsibilities at peer group companies may not be directly comparable to those of our NEOs with similar or equivalent titles.

Our compensation philosophy is intended to ensure leadership continuity as part of our succession planning and to leverage variable incentive pay tied to our performance.

The Committee generally considers Total Direct Compensation (including target bonus) for a NEO to be competitive if it is near the median of the peer group data.

Peer Group Used for Benchmarking

The peer group used for compensation benchmarking is reviewed annually to ensure its composition and characteristics remain consistent with our objectives, and is based on analysis and recommendations by our independent compensation consultant. The peer group used to determine 2018 compensation, as listed in the following table, includes companies in the software and data processing industries, which were selected for their comparable size, product, service offerings, customers, and markets. Their annual revenues ranged in size from $330 million to $2.3 billion at year-end 2017. Interactive Intelligence Group was removed from our 2018 peer group as they were acquired in December 2016 and compensation information was not available for the 2018 compensation analysis.

2018 Company Peer Group

ACI Worldwide, Inc.	ExlService Holdings, Inc.
Blackbaud, Inc.	Fair Isaac Corporation
BroadSoft, Inc.	ModusLink Global Solutions, Inc. (1)
Cardtronics, Inc.	NeuStar, Inc.
CoreLogic, Inc.	Sonus Networks, Inc. (2)
DST Systems, Inc.	Sykes Enterprises, Incorporated
Echo Global Logistics, Inc.	Synchronoss Technologies, Inc.
Euronet Worldwide, Inc.	Verint Systems Inc.
Everi Holdings Inc.	WEX Inc.

(1)	ModusLink Global Solutions, Inc.'s name was changed to Steel Connect, Inc. in February 2018.
(2)	Sonus Networks, Inc.'s name was changed to Ribbon Communications Inc. in October 2017.

2019 Proxy Statement | 27

2018 Compensation

2018 Annual Base Salaries

For 2018, the Committee recommended to the Board, and the Board approved, the following base salaries for our NEOs:

NEO	2018 Base Salary	2017 Base Salary	% Increase in Base Salary from 2017
Bret C. Griess	$700,000	$675,000	3.7%
Rolland B. Johns (1)	$400,000	-	-
Kenneth M. Kennedy	$420,000	$381,100	10.2%
Brian A. Shepherd	$455,000	$412,000	10.4%
Randy R. Wiese (2)	$424,371	$424,371	0.0%

(1)	Mr. Johns was promoted to EVP and CFO effective May 17, 2018.
(2)	Mr. Wiese retired as an executive officer on May 17, 2018, after which he continued his employment in a transitional capacity through July 1, 2018.

The Board increased the salaries of Mr. Griess, Mr. Kennedy and Mr. Shepherd in 2018 to more closely align with the corresponding median levels of the peer data, consistent with competitive market practice for the duties and responsibilities of their positions. Mr. Johns’ base salary was set in connection with his new employment agreement with his promotion to CFO. In setting his salary, the Committee considered the competitive market practice for the duties and responsibilities of Mr. Johns’ role as the CFO. In light of the announced retirement of Mr. Wiese, no changes were made to his base salary for 2018.

2018 Annual Performance Bonuses

Annual performance bonuses are awarded under the terms of our Annual Performance Bonus Program.

The annual performance bonus for each NEO is determined based on the following formula:

Base Salary. The starting point for each NEO’s bonus calculation is the NEO’s base salary.

NEO Target Bonus Percentage. The Committee provides competitive bonus opportunities for the NEOs for the achievement of annual performance goals. After considering the competitive compensation information provided by Pearl Meyer, the Committee decided to maintain a 150% target bonus percentage for Mr. Griess and the 100% for Mr. Kennedy and Mr. Shepherd. Pursuant to his new employment agreement, the Committee set Mr. Johns’ 2018 target bonus percentage at 75%.

The 2018 and 2017 target bonus percentages of base salary for each NEO were as follows:

NEO	2018 Target Bonus %	2017 Target Bonus %
Bret C. Griess	150%	150%
Rolland B. Johns	75%	-
Kenneth M. Kennedy	100%	100%
Brian A. Shepherd	100%	100%
Randy R. Wiese	100%	100%

28 | 2019 Proxy Statement

Company Performance Percentage. The Company performance percentage is based on our performance against two pre-established financial performance measures (Revenue and Non-GAAP Operating Margin Percentage). If we achieve the target levels of performance for both measures, the Company performance percentage achieved will be 100%. If we miss the minimum threshold performance for either measure, the Company performance percentage will be zero (0%). If we exceed target levels, the Company performance percentage can exceed 100%. The following table shows our financial results with respect to the 2018 targets for Revenue and Non-GAAP Operating Margin Percentage:

	2018 Results (1)	2018 Target (100% Payout)	2018 Minimum Threshold
Revenue (in millions)	$875.1	$880.8	$864.0
Non-GAAP Operating Margin Percentage (2)	16.9%	16.5%	16.5%

(1)

The 2018 results shown above are derived from the audited financial information included in the Annual Report on Form 10-K for the year ended December 31, 2018 (the "2018 Form 10-K"). These results and the determination of the bonus earned are certified by the Committee.

(2)

Non-GAAP Operating Margin Percentage is calculated by dividing Non-GAAP Operating Income by our total revenue prepared in accordance with GAAP. Non-GAAP Operating Income is defined as our operating income prepared in accordance with GAAP, adding back the following items, as applicable: (a) stock-based compensation (b) restructuring and reorganization charges; and (c) acquisition-related costs; (e.g. amortization of acquired intangible assets, earn-out compensation, and transaction-related costs).

Revenues were slightly below the target and Non-GAAP Operating Margin Percentage was above target. Therefore, the Company’s performance percentage achieved for 2018 was calculated at 84.6% and was certified by the Committee.

NEO Individual Performance Percentage. The final component of the Annual Performance Bonus Program is a determination by the Committee in its discretion of each NEO’s individual performance achievement expressed as a percentage, not to exceed 100%. This evaluation is based on the achievement of certain common and unique objectives described below. These non-financial objectives are important to our success and are designed to enhance stockholder value over the long term.

Common Objectives. Common elements of NEO objectives include operational and functional responsibilities. Specifically, each NEO has multiple objectives associated with the stewardship of the NEO’s areas of responsibility. The particular objectives vary by NEO, but typically include achieving both near- and long-term business objectives and meeting budget expectations.

Unique Objectives. The following are examples of categories of individual objectives unique to one or more of the NEOs based on area of responsibility within the Company:

▪

Deliver on Key Development Initiatives. As a technology company, we have a technology product road map requiring significant software development investments aimed at achieving specified feature and functional milestones, and overall, at modernizing our platforms and processes to enhance our market competitiveness.

▪

Maintain and Expand Client Relationships. A significant portion of our revenue is derived from a limited number of key clients, and a critical objective is to ensure that these relationships remain strong and, when applicable, that important contracts are renewed under terms satisfactory to both parties.

▪

Contribute to Growth Initiatives. Implementation of our long-term strategic plan is a fundamental objective, including execution on our merger, acquisition, and partnership strategies, and when applicable, the successful integration of acquired assets.

▪	Increase Cost Efficiency. Our NEOs are expected to identify and implement potential cost savings and process efficiencies in identified areas of the Company.
▪

Staff Development. Succession planning and development of key staff is an important Company-wide objective, including transitioning identified tasks and functions from outgoing personnel to new personnel, where applicable.

The Committee met in February 2019 to consider the 2018 performance of each NEO as compared to the individual’s performance goals. Mr. Griess summarized the 2018 performance of the other NEOs and presented information to the Committee for consideration. After evaluating each NEO’s performance, the Committee assigned each NEO an individual performance percentage of 100% for 2018.

2019 Proxy Statement | 29

Final 2018 Bonus Calculation. The following table shows the calculation of the annual performance bonus earned by each NEO for 2018:

NEO	Base Salary	x	NEO Target Bonus Percentage	x	Company Performance Percentage Achieved	x	NEO Performance Percentage Achieved	=	2018 Total Bonus Earned
Bret C. Griess	$700,000		150%		84.6%		100%		$888,300
Rolland B. Johns	$400,000		75%		84.6%		100%		$253,800
Kenneth M. Kennedy	$420,000		100%		84.6%		100%		$355,320
Brian A. Shepherd	$455,000		100%		84.6%		100%		$384,930
Randy R. Wiese (1)	$-		-		-		-		$-

(1)

Mr. Wiese retired as an executive officer on May 17, 2018, after which he continued his employment in a transitional capacity through July 1, 2018. He was not eligible to participate in the Company's Annual Performance Bonus Program in 2018.

Long-Term Incentive Awards

We use our LTI program to provide variable pay compensation in the form of equity that rewards executives when we achieve long-term results that align with stockholders’ interests.

Under our LTI program, we generally grant our executive officers two types of awards, which are administered under our Amended and Restated 2005 Stock Incentive Plan: performance- and time-based restricted stock awards. Based on a review of market data and recommendations from our independent compensation consultant, each NEO is awarded an aggregate LTI value, which is allocated among the two types of awards. For 2018, we continued with our 2017 mix of awards (see table below) to provide the appropriate balance of performance- and time-based compensation to support our long-term strategy. This mix of awards is designed to tie executive compensation to balance performance focus with retention value, and mitigate the risk of over-focus on a single metric.

Award Type	2018 Allocation Percentage	2018 Alignment to Stockholder Interests
Performance-Based Restricted Stock	60%	Vesting depends on our performance at the end of a two-year performance period if specified predetermined performance metrics are met
Time-Based Restricted Stock	40%	Value of award depends on our stock price

See the Executive Compensation Tables – 2018 Grants of Plan Based Awards for additional information on the 2018 grants.

The key components of our LTI program are summarized below:

2018 Performance-Based Award. Following a strategic business review, the Committee decided to change certain aspects of our LTI program to better align LTI compensation for our NEOs with our pay-for-performance philosophy and strategic goals. The 2018 performance-based awards have an opportunity to vest at the end of a two-year performance period if we achieve predetermined measures, whereas previously a portion of each award could potentially vest each year over a three-year period.

The program is structured to align both near-term progress and a long-term focus by establishing an opportunity at the end of a two-year cycle to vest the award based on actual performance.

For 2018, the Committee also added new financial and operational measures to the program to incentivize and reward long-term strategic progress towards enhancing the success of the business. The Committee selected the following performance-based metrics and weighting of such measures, which the Committee believes align our executive compensation to company financial performance, strategic growth, and operational excellence.

30 | 2019 Proxy Statement

Two-Year Performance Period Ending December 31, 2019
Performance Measures (Weighting)	Definition
Organic Revenue (60%)	Total 2019 GAAP revenue excluding inorganic revenue resulting from acquisition-related activities
Ascendon Revenue (24%)	2019 revenue calculated for our Ascendon product line
Impact Minutes Improvement (16%)	Impact Minutes is a key internal operational measure linked to customer satisfaction, with the performance target representing our improvement during the performance period

At the end of the two-year performance period, our NEOs may earn from 0% to 200% of the target number of performance-based shares based on the level of achievement for each performance measure. At maximum performance, these awards vest at 200% of the target value for each performance measure, and no awards are vested if performance falls below the established threshold for such measure. In addition, solely for the Organic Revenue performance measure, no shares will vest if the Company does not achieve a predetermined diluted non-GAAP earnings per share threshold for the 2019 fiscal year. No dividends or dividend equivalents are paid on unvested performance-based restricted stock; dividends accrue and are paid only upon vesting.

2018 Time-Based Award. Our time-based restricted stock awards are designed to significantly strengthen the retention value of our LTI program by providing a full value component to balance our performance-based awards. The time-based restricted stock vests ratably over a four-year period, subject to continued employment with our company. No dividends or dividend equivalents are paid on unvested time-based restricted stock; dividends accrue and are paid only upon vesting.

2017 Performance-Based Long-Term Incentive Award. The following table summarizes key terms of the NEOs’ 2017 performance-based LTI awards compared to the financial targets for the shares eligible to vest for 2018.

2017 Performance-Based Long-Term Incentive Award
Award Details
Award Form	Restricted Stock
Vesting (1) (2)	3-Year Period / Ratable
2018 Tranche	Second

Financial Performance Measures (in millions, except per share amounts)	Revenue	Adjusted EPS (3)
2018 Actual (4)	$875.1	$3.86
Target	$826.0	$2.70
Minimum Threshold	$809.2	$2.68

(1)

Vesting requires achievement of the minimum thresholds for both financial performance measures. If both minimum thresholds are achieved, the vesting percentage can range from 50% to 100% based on the level of performance achieved against the predetermined performance measures. Future minimum thresholds reflect a meaningful growth rate over the previous year’s performance measures.

(2)	If the vesting percentage for any particular year within the three-year performance period is less than 100%, the award may vest at a higher level in the future based on the following criteria:
(a)

If less than 100% of the award vests in the first and/or second year, but a higher percentage is earned in a subsequent year, the vesting for prior periods will be adjusted for the higher vesting percentage of the subsequent periods.

(b)

At the end of the three-year performance period, if less than 100% of an award vested in prior periods, up to 100% of the entire award may vest if the Company’s TSR in the final year of the award ranks equal to or above a predetermined minimum threshold of the Russell 2000 Index TSR for the three-year term of the award.

(3)

Calculated by dividing Adjusted Net Income by the weighted average of diluted shares outstanding for the period. Adjusted Net Income is defined as pre-tax income calculated in accordance with GAAP, adding back the following items, as applicable:  (a) depreciation expense; (b) amortization of original issue discount; (c) acquisition-related costs (e.g. amortization of acquired intangible assets, earn-out compensation and transaction-related costs); (d) amortization of other intangible assets; (e) restructuring and reorganization charges; (f) the difference between the book gain and the cash/economic gain on the retirement of debt; and (g) extraordinary gain or loss on the issuance or retirement of debt obligations, less income tax expense, determined by applying an estimated effective income tax rate.

(4)

The 2018 actual amounts are derived from the audited financial information of the Company as provided in our 2018 Form 10-K. These results and the determination of the earned vesting level are certified by the Committee.

2019 Proxy Statement | 31

2018 LTI Program Performance-Based Results. Based upon our 2018 financial results as certified by the Committee:

▪	2018 Award. The performance period ends on December 31, 2019. Therefore, no shares vested.
▪	2017 Award. The Company exceeded the financial performance targets required to vest 100% of the second tranche of this award.
▪	2016 Award. As discussed earlier in this proxy statement, the performance shares from the 2016 awards that had not yet vested were cancelled in February 2018. Therefore, no shares vested.

Other Considerations

Other Benefits and Employment Agreements

The Committee does not believe that perquisites and other benefits should play a major role in the overall compensation program of our NEOs. We offer our NEOs substantially the same benefits as our other employees, including the opportunity to defer a portion of their annual base salary and annual performance bonus through a 401(k) plan that is generally available Company-wide, and through a more restricted (i.e., participation is limited to vice presidents and above) non-qualified deferred compensation program. Both of these plans include Company matching contributions. The Committee views these deferral programs as individual retirement planning options and not as long-term compensation. The amount of our contributions for each NEO is reported in a footnote to the 2018 Summary Compensation Table in the Executive Compensation Tables below.

Our NEOs also have employment agreements with the Company. See Employment and Separation Agreements below for additional information.

Tax Deductibility of Executive Compensation

Section 162(m) of the Code generally limits to $1 million the amount of compensation we can deduct in any one year for compensation paid to our CEO, CFO, and certain other covered employees. Prior to 2018, the $1 million limit generally did not apply to compensation that was performance-based and provided under a stockholder-approved plan. The Tax Cut and Jobs Act enacted in December 2017 generally eliminated the performance-based exception from Section 162(m) for tax years beginning after 2017, unless the compensation qualifies for transition relief applicable to contracts in place on November 2, 2017. The Committee intends to continue to assess the impact of Section 162(m) on the Company’s compensation programs, including the potential availability of transition relief for awards granted before 2018. While the Committee considers the deductibility of compensation as one factor in determining executive compensation, the Committee also looks at other factors in making its decisions and retains the flexibility to grant discretionary awards and make payments that it determines to be consistent with our goals for our executive compensation program even if the amounts are not deductible by the Company for tax purposes.

32 | 2019 Proxy Statement

REPORT OF THE COMPENSATION COMMITTEE

We have reviewed and discussed with management of the Company the Compensation Discussion and Analysis, which appears in this Proxy Statement as is required by Item 402(b) of SEC Regulation S-K.

Based upon such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee of the Board of Directors:

Ronald H. Cooper, Chair

Frank V. Sica

Donald V. Smith

James A. Unruh

2019 Proxy Statement | 33

EXECUTIVE COMPENSATION TABLES

2018 Summary Compensation Table

The following table sets forth certain information with respect to the compensation earned by our NEOs during the years ended December 31, 2018, 2017, and 2016, as applicable. All dollar values have been rounded to the nearest dollar.

Name and Principal Position (1)	Year	Salary	Bonus	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (8)	Total
Bret C. Griess	2018	$700,000	$-	$4,699,977	$888,300	$248,105	$6,536,382
President and CEO	2017	$675,000	$104,288	$3,000,018	$1,042,875	$234,622	$5,056,803
	2016	$650,000	$-	$1,749,996	$1,248,585	$210,691	$3,859,272
Rolland B. Johns (4)	2018	$378,119	$-	$752,985	$253,800	$36,323	$1,421,227
EVP and CFO
Kenneth M. Kennedy (5)	2018	$420,000	$-	$1,479,991	$355,320	$87,779	$2,343,090
EVP and President,	2017	$381,100	$-	$924,984	$392,533	$63,639	$1,762,256
Technology and Product	2016	$367,068	$-	$533,418	$470,067	$64,229	$1,434,782
Brian A. Shepherd (6)	2018	$455,000	$-	$1,520,007	$384,930	$78,915	$2,438,852
EVP and Group President	2017	$412,000	$42,436	$949,983	$424,360	$60,872	$1,889,651
	2016	$353,846	$-	$1,000,008	$512,240	$172,259	$2,038,353
Randy R. Wiese (7)	2018	$186,887	$-	$-	$-	$4,077,316	$4,264,203
Former EVP and CFO	2017	$424,371	$-	$924,984	$437,102	$131,195	$1,917,652
	2016	$415,236	$-	$1,100,020	$531,751	$166,839	$2,213,846

(1)

As of December 31, 2018, each of the NEOs had a written employment agreement with the Company. In 2018, Mr. Wiese also earned compensation under a separation agreement entered into in connection with his retirement. The material terms of each agreement are summarized in the Employment and Separation Agreements.

(2)

The amounts in the "Stock Awards" column reflect the aggregate grant date fair value of performance- and time-based restricted stock awards granted in each respective year, computed in accordance with FASB ASC Topic 718, excluding the impact of estimated forfeitures. Assumptions used to determine these amounts are set forth in Note 12 of our 2018 Form 10-K. The aggregate grant date fair value is calculated using the closing price of our common stock on the date of grant and the target number of performance-based shares that can be earned under the awards.  For 2018, the total aggregate grant date fair value of restricted stock awards, assuming the highest level of performance, would be as follows:  Mr. Griess - $7,519,954, Mr. Johns - $1,127,996, Mr. Kennedy - $2,368,005, and Mr. Shepherd - $2,432,011.  See 2018 Grants of Plan-Based Awards for details.

(3)

Represents the annual performance bonus amounts earned by our NEOs in the respective years. Such amounts are paid during the first quarter following the year in which the bonus was earned. Details of the amounts in the “Non-Equity Incentive Plan Compensation” column are reflected in the Final 2018 Bonus Calculation.

(4)	Mr. Johns was promoted to EVP and CFO effective May 17, 2018. Correspondingly, the Board approved a salary increase to $400,000 resulting in a total annualized salary of $378,119.
(5)	Mr. Kennedy became an executive officer of the Company effective March 1, 2016, when he was promoted to EVP of Product Development.
(6)

Mr. Shepherd joined the Company in February 2016 as the EVP and President of Global Broadband, Cable and Satellite Business and was formally approved as an executive officer of the Company effective March 1, 2016.

(7)

Mr. Wiese retired as an executive officer on May 17, 2018, after which he continued his employment in a transitional capacity through July 1, 2018 pursuant to a separation agreement. The salary reported for him reflects his salary as a NEO through May 17, 2018 and the salary for his transitional role, which was established as 50% of his then base salary as an executive officer for the period May 18, 2018 through July 1, 2018. Mr. Wiese was not eligible to participate in the Company's Annual Performance Bonus Program and no grants were awarded to him in 2018 due to his retirement.

Footnotes continued next page

34 | 2019 Proxy Statement

(8)	For 2018, details of the “All Other Compensation” column are as follows:

All Other Compensation Items	Bret C. Griess	Rolland B. Johns	Kenneth M. Kennedy	Brian A. Shepherd	Randy R. Wiese
Company 401(k) retirement plan contributions	$20,625	$11,769	$17,875	$11,000	$20,625
Accrued dividends (a)	221,092	24,464	63,564	67,707	-
Company non-qualified deferred compensation contributions	6,250	-	6,250	70	6,250
Financial planning benefits	-	-	-	-	2,355
Other perquisites (b)	138	90	90	138	129
Termination payments (c)	-	-	-	-	4,047,957
Total All Other Compensation Items	$248,105	$36,323	$87,779	$78,915	$4,077,316

(a)

Represents accrued dividends on shares of unvested restricted stock where dividends were not factored into the grant date fair value. Our restricted stock award agreements provide for the accrual of dividends for unvested shares of restricted stock. The accrued dividends are subject to the same vesting schedule as the underlying shares and are forfeited if the underlying shares are forfeited.

(b)	Includes amount of imputed income for group term life insurance.
(c)	Represents payments made and anticipated to be made in conjunction with Mr. Wiese's retirement. For additional information, see the Separation Agreement with Randy R. Wiese.

2019 Proxy Statement | 35

2018 Grants of Plan-Based Awards

The following table contains information about grants of non-equity and equity incentive plan-based awards by the Company during 2018 to our NEOs. These amounts are not realized income. All dollar values have been rounded to the nearest dollar.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Possible Payouts Under Equity Incentive Plan Awards (2)		All Other Stock Awards	Grant Date
NEO	Grant Date	Target	Maximum	Target (shares)	Maximum (shares)	Number of Shares of Stock (3)	Fair Value of Stock Awards
Bret C. Griess		$1,050,000	$2,100,000
	February 22, 2018			58,774	117,548		$2,819,977
	February 22, 2018					39,183	$1,880,000

Rolland B. Johns (4)		$300,000	$600,000
	June 10, 2018			8,948	17,896		$375,011
	June 10, 2018					5,965	$249,993
	March 10, 2018					2,723	$127,981

Kenneth M. Kennedy		$420,000	$840,000
	February 22, 2018			18,508	37,016		$888,014
	February 22, 2018					12,338	$591,977

Brian A. Shepherd		$455,000	$910,000
	February 22, 2018			19,008	38,016		$912,004
	February 22, 2018					12,672	$608,003
Randy R. Wiese (5)		$-	$-	-	-	-	$-

(1)

The amounts represent the potential payouts under our 2018 Annual Performance Bonus Program. The actual amounts earned for 2018 are reported in the 2018 Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation." The award amounts above assume the company performance percentage achieved is 100% and that the NEOs achieve 100% of their personal performance objectives. See the 2018 Annual Performance Bonus for additional information.

(2)	Represents the performance-based restricted stock awards granted in 2018. See 2018 Long-Term Incentive Awards for additional information regarding our performance-based restricted stock awards.
(3)

Represents the time-based restricted stock awards granted in 2018. See 2018 Long-Term Incentive Awards for additional information regarding our time-based restricted stock awards. These restricted stock awards vest in four equal annual installments commencing on the first anniversary of the grant date.

(4)

On June 10, 2018, in conjunction with his promotion to EVP and CFO, Mr. Johns received performance- and time-based awards of 8,948 and 5,965 shares, respectively. Prior to his promotion, he received a time-based award of 2,723 shares on March 10, 2018, in connection with his role as our Chief Accounting Officer.

(5)	Mr. Wiese retired as an executive officer on May 17, 2018, and no grants were awarded to him in 2018 due to his retirement.

36 | 2019 Proxy Statement

Outstanding Equity Awards at December 31, 2018

The following table contains information about all unvested restricted stock awards held at December 31, 2018, by our NEOs. All dollar values have been rounded to the nearest dollar.

	Stock Awards
NEO	Number of Shares of Time-Based Stock That Have Not Vested (3)	Market Value of Shares of Time-Based Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Performance Shares That Have Not Vested (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Performance Shares That Have Not Vested (1)
Bret C. Griess	82,253	$2,613,178	88,872	$2,823,463
Rolland B. Johns	15,745	$500,219	8,948	$284,278
Kenneth M. Kennedy	23,561	$748,533	27,788	$882,825
Brian A. Shepherd	25,689	$816,140	28,539	$906,684
Randy R. Wiese (2)	-	$-	-	$-

(1)

The market value was computed by multiplying the number of shares of restricted stock that have not vested as of December 31, 2018, by the closing price of the Company's common stock on December 31, 2018, the last trading day of the year, of $31.77 per share.

(2)	Mr. Wiese had no outstanding awards as of December 31, 2018. The vesting of his outstanding restricted stock awards was accelerated to May 17, 2018 in conjunction with his retirement.

Footnotes continued next page

2019 Proxy Statement | 37

(3)	Detailed information relating to the time-based restricted stock awards not vested as of December 31, 2018, is as follows:

NEO	Grant Date	Shares That Have Not Vested	Vesting Dates	Shares Vesting
Bret C. Griess	February 19, 2015	4,482	February 19, 2019	4,482
	November 19, 2015	7,085	November 19, 2019	7,085
	February 25, 2016	8,929	February 25, 2019	4,464
			February 25, 2020	4,465
	February 23, 2017	22,574	February 23, 2019	7,525
			February 23, 2020	7,524
			February 23, 2021	7,525
	February 22, 2018	39,183	February 22, 2019	9,795
			February 22, 2020	9,796
			February 22, 2021	9,796
			February 22, 2022	9,796
Total		82,253

Rolland B. Johns	February 18, 2015	1,637	February 18, 2019	1,637
	February 24, 2016	2,774	February 24, 2019	1,387
			February 24, 2020	1,387
	February 22, 2017	2,646	February 22, 2019	882
			February 22, 2020	882
			February 22, 2021	882
	March 10, 2018	2,723	March 10, 2019	680
			March 10, 2020	681
			March 10, 2021	681
			March 10, 2022	681
	June 10, 2018	5,965	June 10, 2019	1,491
			June 10, 2020	1,491
			June 10, 2021	1,491
			June 10, 2022	1,492
Total		15,745

Kenneth M. Kennedy	February 18, 2015	1,541	February 18, 2019	1,541
	February 25, 2016	2,722	February 25, 2019	1,361
			February 25, 2020	1,361
	February 23, 2017	6,960	February 23, 2019	2,320
			February 23, 2020	2,320
			February 23, 2021	2,320
	February 22, 2018	12,338	February 22, 2019	3,084
			February 22, 2020	3,085
			February 22, 2021	3,084
			February 22, 2022	3,085
Total		23,561

Brian A. Shepherd	February 25, 2016	4,592	February 25, 2019	2,296
			February 25, 2020	2,296
	February 25, 2016	1,276	February 25, 2019	638
			February 25, 2020	638
	February 23, 2017	7,149	February 23, 2019	2,383
			February 23, 2020	2,383
			February 23, 2021	2,383
	February 22, 2018	12,672	February 22, 2019	3,168
			February 22, 2020	3,168
			February 22, 2021	3,168
			February 22, 2022	3,168
Total		25,689

Footnotes continued next page

38 | 2019 Proxy Statement

(4)

Performance-based restricted stock awards vest only when and if certain pre-set performance goals for a particular year(s) are met and the Compensation Committee certifies such goals have been met. Detailed information for the target number of performance-based restricted stock awards shares not vested as of December 31, 2018, is as follows:

NEO	Grant Date	Shares That Have Not Vested	Vesting Dates	Shares Vesting
Bret C. Griess	February 23, 2017	30,098	February 2019	15,049
			February 2020	15,049
	February 22, 2018	58,774	March 2020	58,774
Total		88,872

Rolland B. Johns	June 10, 2018	8,948	March 2020	8,948
Total		8,948

Kenneth M. Kennedy	February 23, 2017	9,280	February 2019	4,640
			February 2020	4,640
	February 22, 2018	18,508	March 2020	18,508
Total		27,788

Brian A. Shepherd	February 23, 2017	9,531	February 2019	4,765
			February 2020	4,766
	February 22, 2018	19,008	March 2020	19,008
Total		28,539

2019 Proxy Statement | 39

2018 Stock Vested

The following table contains information concerning shares of restricted stock that vested for our NEOs during 2018. All dollar values have been rounded to the nearest dollar.

	Stock Awards
NEO	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2)
Bret C. Griess	61,223	$2,814,115
Rolland B. Johns	5,830	$279,150
Kenneth M. Kennedy	12,537	$598,542
Brian A. Shepherd	10,081	$485,056
Randy R. Wiese (3)	67,855	$2,941,315

(1)	This column includes both performance- and time-based shares of restricted stock that vested in 2018.
(2)

This column reflects the total dollar value realized by the NEO upon the vesting of restricted stock in 2018. This amount was determined based on the closing market price of the Company’s common stock on the respective vesting dates.

(3)

Mr. Wiese's acquired shares include an aggregate of 35,922 shares from his performance- and time-based grants awarded on February 19, 2015, February 25, 2016, March 23, 2016, and February 23, 2017, where vesting was accelerated upon his retirement.

40 | 2019 Proxy Statement

2018 Non-Qualified Deferred Compensation

The following table contains information about contributions, earnings, withdrawals, and account balances for our NEOs under the Company’s non-qualified Wealth Accumulation Plan. All amounts have been rounded to the nearest dollar.

The Wealth Accumulation Plan is an elective, unfunded deferred compensation plan intended to build net worth through the deferral of cash compensation on a before-tax basis. Participation in the Wealth Accumulation Plan is limited to vice presidents and above, including the NEOs. Each participant must have elected by December 20 of the preceding year to defer: (1) up to 25% of the participant’s base salary; (2) up to 100% of the participant’s cash bonus; (3) up to 100% of the participant’s commissions; and/or (4) up to 100% of the participant’s sales incentive payments.  The NEOs may elect to defer up to $700,000 in the aggregate for any one year. We make a matching contribution equal to 25% of the deferral, up to a maximum of $6,250 per participant for any one plan year.  The aggregate amount each NEO elected to defer and the amount that the Company contributed to the Wealth Accumulation Plan is shown in the Non-Qualified Deferred Compensation Table below.

Payment elections for the deferral year also must be made by December 20 of the preceding year. Participants can elect to receive payment either as an in-service distribution or upon termination of employment.

Payment can be made as a lump sum or in monthly installments for up to 180 months, depending on whether the participant elected to receive payment as an in-service distribution or upon termination of employment, and the payment options offered at the time of the participant’s deferral election. Generally, Wealth Accumulation Plan deferral account benefit payments will not begin earlier than the elected commencement date.  In the event of a participant’s death, the participant’s deferred compensation benefit will be paid to the participant’s beneficiaries and/or estate in a lump sum. Participants may request an early withdrawal in the event of an unforeseen emergency, which request is subject to approval. For all participants, distributions triggered by termination of employment are automatically delayed six months. The Company has the right to terminate the Wealth Accumulation Plan and distribute all vested amounts credited to participant accounts upon a change of control.

Participants direct all investments under this plan. The investment options include mutual funds and similar investments. Changes to the investment selection can be made at any time. Participants are always vested in their own salary deferrals and vest 100% in Company matching contributions after three years of service. All of the NEOs who participated in the plan are now fully vested in their Wealth Accumulation Plan account balances.

NEO	Aggregate Balance at December 31, 2017	Executive Contributions in 2018 (1)	Company Matching Contributions in 2018 (2)	Aggregate Earnings in 2018	Aggregate Withdrawals/ Distributions in 2018	Aggregate Balance at December 31, 2018 (3)
Bret C. Griess	$1,831,044	$136,301	$6,250	$(132,860)	$(93,239)	$1,747,496
Rolland B. Johns (4)	$-	$-	$-	$-	$-	$-
Kenneth M. Kennedy	$949,641	$29,400	$6,250	$(73,203)	$-	$912,088
Brian A. Shepherd	$32,850	$70,019	$70	$(6,511)	$-	$96,428
Randy R. Wiese	$615,600	$30,597	$6,250	$11,015	$-	$663,462

(1)	These amounts are also included in the "Salary" or "Non-Equity Incentive Plan Compensation" columns in the 2018 Summary Compensation Table.
(2)	These amounts were reported as "All Other Compensation" in the 2018 Summary Compensation Table and as "Company non-qualified deferred compensation contributions."
(3)

The aggregate balance includes the following executive and Company contribution amounts reported in the summary compensation tables in prior year proxy statements beginning with the 2007 proxy statement:  Mr. Griess - $563,161, Mr. Kennedy - $75,884, Mr. Shepherd - $30,900 and Mr. Wiese - $519,235.

(4)	Mr. Johns did not participate in the Wealth Accumulation Plan in 2017 or 2018.

2019 Proxy Statement | 41

Employment and Separation Agreements

Employment Agreements with Mr. Griess, Mr. Johns, Mr. Kennedy, Mr. Shepherd, and Mr. Wiese

General Terms

We entered into employment agreements with each of Mr. Griess, Mr. Johns, Mr. Kennedy, Mr. Shepherd, and Mr. Wiese, which are all substantially similar, except as noted below.

Each agreement continues in effect until the executive’s termination of employment. Each agreement provides for a base salary at an annual rate not less than the rate for the preceding calendar year. In addition, the employment agreements set the executive’s annual incentive bonus opportunity at not less than: 150% of base salary for Mr. Griess, 100% of base salary for Mr. Kennedy and Mr. Shepherd, and 75% of base salary for Mr. Johns. The employment agreements include reimbursement of business expenses, vacations and holidays, and other customary benefits. In addition, the employment agreements contain customary confidentiality provisions, non-solicitation, and non-competition provisions for one year following the termination of employment.

Termination and Change of Control Provisions

Each employment agreement also contains certain benefits upon the executive’s termination of employment or Change of Control (as defined below) of the Company, as outlined below.

If the executive’s employment is terminated due to death or disability, he (or his estate) would receive his: (1) accrued and unpaid base salary and earned and unused vacation pay through the employment termination date in a lump sum payment (the “accrued benefits”); (2) any other amounts or benefits earned, accrued, or owed to him but not paid as of the employment termination date; (3) a pro rata portion of his annual incentive bonus for the year in which his employment terminates, payable at the same time as payments to continuing executives; and (4) in the event of disability, continued participation at the Company’s expense in group medical, dental, life, and long-term disability benefits (“group insurance benefits”) until age 65, unless restricted or prohibited.

If the executive’s employment is terminated for Cause (as defined below), he would receive only his accrued benefits and any other amounts or benefits earned, accrued, or owed to him but not paid through the employment termination date.

If the executive voluntarily resigns, he would receive only his accrued benefits through the employment termination date and any other amounts or benefits earned, accrued, or owed to him but not paid as of the employment termination date. If his voluntary resignation were effective on December 31 of a particular year, he would receive his annual incentive bonus for that year to be paid in accordance with the regular payment schedule.

If prior to the occurrence of a Change of Control, the Company terminates the executive’s employment for any reason other than Cause, or his death or disability, or he terminates his employment on account of Constructive Termination (as defined below), then he would receive: (1) his accrued benefits; (2) any other amounts or benefits earned, accrued, or owed to him but not paid through the employment termination date; and (3) if he executes a release of all claims and the revocation period expires within 45 days, and he continues to comply with his fiduciary obligations, the restrictive covenants, and any other material ongoing obligations: (a) an amount equal to 100% of his average W-2 wages for the three prior calendar years payable in accordance with the Company’s normal payroll practices (excluding 2016 for Mr. Shepherd because he was not employed for the full year); and (b) continued participation at the Company’s expense in the group insurance benefits up to one year, unless restricted or prohibited.

If within 18 months after the occurrence of a Change of Control, the Company (or any permitted assignee) terminates the executive’s employment for any reason other than Cause, or his death or disability, or he terminates his employment on account of a Constructive Termination, then he would receive: (1) his accrued benefits; (2) any other amounts or benefits earned, accrued, or owed to him but not paid through the employment termination date; (3) automatic vesting (subject to limitations) of all unvested restricted stock awards that are in effect on the termination date and which provide for automatic vesting upon his involuntary termination without Cause after a Change of Control; and (4) if he executes a release of all claims and the revocation period expires within 45 days, and he continues to comply with his fiduciary obligations, the restrictive covenants, and any other material ongoing obligations: (a) an amount equal to three (3) times the sum of his base salary for the calendar year in which the termination occurs plus the performance-based cash bonus which he would receive for the calendar year in which the termination occurs if the Company attained 100% of its performance goals for such calendar year, reduced as necessary so that the actual amount, if any, payable plus the applicable amounts of any other relevant payments or benefits is $1.00 less than the amount which would result in the imposition of a tax under Section 4999 of the Code, on "excess parachute payments" (as defined in Section 280G of the Code); and (b) continued participation at the Company’s expense in the group insurance benefits up to two years, unless restricted or prohibited.

42 | 2019 Proxy Statement

Clawback

A “clawback” provision has been included in each of the employment agreements. In certain cases, the Company is authorized to reduce or cancel, or require the recovery of all or a portion of the executive’s annual bonus or LTI compensation award if the Board determines that the executive has engaged in intentional misconduct that has led to a material misstatement of our financial statements.

Definitions

Cause. Under the employment agreements, the Board may terminate the executive’s employment for Cause. Cause generally includes: (1) the executive’s confession or conviction of theft, fraud, embezzlement, or other crime involving dishonesty; (2) the executive’s certification of materially inaccurate financial or other information pertaining to the Company or any of its subsidiaries with actual knowledge of such inaccuracies; (3) the executive’s refusal or willful failure to cooperate with an investigation by a governmental agency pertaining to the financial or other business affairs of the Company or any of its subsidiaries unless such refusal or willful failure is based upon a written direction of the Board or the written advice of counsel; (4) the executive’s excessive absenteeism (other than by reason of physical injury, disease, or mental illness) without a reasonable justification and failure on the part of the executive to cure such absenteeism within 20 days after he receives a written notice from the Board setting forth the particulars of such absenteeism; (5) material violation by the executive of his nondisclosure obligations under the employment agreement; (6) habitual and material negligence by the executive in the performance of his duties and responsibilities under the employment agreement and failure on the part of the executive to cure such negligence within 20 days after he receives a written notice from the Board setting forth in reasonable detail the particulars of such negligence; (7) material non-compliance by the executive with his performance obligations under the employment agreement and failure to correct such non-compliance within 20 days after his receipt of a written notice from the Board setting forth in reasonable detail the particulars of such non-compliance; (8) material failure by the executive to comply with a lawful directive of the Board and failure to cure such non-compliance within 20 days after his receipt of a written notice from the Board setting forth in reasonable detail the particulars of such non-compliance; (9) a material breach by the executive of any of his fiduciary duties to the Company or its subsidiaries and, if such breach is curable, the executive’s failure to cure such breach within 10 days after he receives a written notice from the Board setting forth in reasonable detail the particulars of such breach; or (10) willful misconduct or fraud on the part of the executive in the performance of the executive’s duties under the employment agreement as determined in good faith by the Board.

In no event will the results of operations of the Company or any business judgment made in good faith by the executive constitute an independent basis for termination for Cause of the executive’s employment under the employment agreement. Any termination of the executive’s employment for Cause must be authorized by a majority vote of the Board taken within six months after a majority of the members of the Board (other than the executive) have actual knowledge of the occurrence of the event or conduct constituting the Cause for such termination.

Change of Control. For purposes of the employment agreements and the unvested restricted stock awards, a “Change of Control” of the Company generally includes: (1) the merger or consolidation of the Company into another corporation; (2) the acquisition of 30% or more of the outstanding voting capital stock of the Company by any person, entity, or group of persons; (3) a “going private” transaction involving the Company; (4) the sale or other disposition of all or substantially all of the Company’s property and assets; (5) the disposition to a third party of a major portion or portions of the Company’s business (measured either by the consideration received as a percentage of the market value of the common stock or by the revenues of the Company represented by the business being sold); or (6) a change in a majority of the members of the Board without approval of 75% of the incumbent directors. The foregoing is merely a summary of the more detailed definition of “Change of Control” that appears in the applicable employment agreements.

Constructive Termination. For purposes of the employment agreements, a “Constructive Termination” generally means any action by the Board or CEO or a permitted assignee, without the executive’s prior consent, that materially and adversely alters the authority, duties, or responsibilities of the executive. The executive must provide written notice to the Board or the permitted assignee of the existence of the condition giving rise to the Constructive Termination within 90 days following the date the executive first becomes aware of the existence of the condition and the Board or permitted assignee fails to materially cure the condition within 30 days following the notice.

Separation Agreement with Randy R. Wiese

In connection with Mr. Wiese’s retirement, we entered into a separation agreement with him. Under the terms of the separation agreement, Mr. Wiese remained with the Company in his former position of EVP and CFO on a full-time basis until May 17, 2018. From May 18, 2018 through July 1, 2018, Mr. Wiese continued his employment as a non-executive employee of the Company to assist with the transition of his duties and was entitled to 50% of his then base salary and continuation of certain other benefits.

2019 Proxy Statement | 43

The separation agreement also provided that the vesting of Mr. Wiese’s outstanding equity awards be accelerated. In addition, the separation agreement specified that Mr. Wiese would be entitled to the compensation and benefits under his employment agreement for a termination without Cause prior to a Change of Control, with the amount for the payments under clause (3) above (Section 10(d)(ii) of his employment agreement). See the 2018 Summary Compensation Table and the table to the right for information on the termination-related payments to Mr. Wiese.

Mr. Wiese Termination-Related Payments	Total
Cash Amount (1)	$2,580,441
Benefits (2)	24,170
Accelerated vesting of restricted stock awards (3)	1,443,346
Total	$4,047,957

(1)	Cash amount represents severance payments as described in Mr. Wiese's separation agreement.
(2)	Amount represents premiums for 13 months including group medical, dental, vision, and life insurance.
(3)

Represents the value of an aggregate of 35,922 shares from his performance- and time-based grants awarded on February 19, 2015, February 25, 2016, March 23, 2016, and February 23, 2017, where vesting was accelerated to May 17, 2018, in conjunction with his retirement. On May 17, 2018, the closing share price was $40.18.

Potential Payments Upon Termination of Employment

The following describes the additional amount of compensation that would be paid to each of our NEOs (except Mr. Wiese) in the event of a termination of the executive’s employment under various scenarios. The amounts shown assume that such termination was effective as of December 31, 2018, and include estimates of the amounts that would be paid to each executive upon such termination. The closing price of our common stock as of December 31, 2018 (the last trading day of our 2018 fiscal year), $31.77 per share, is used in determining the potential value of accelerated vesting of restricted stock awards. The actual amounts to be paid can only be determined at the time of such executive’s separation from us. The amounts paid or to be paid to Mr. Wiese in connection with his retirement are set forth above under Separation Agreement with Randy R. Wiese.

Termination for Death, Disability, or Voluntary Resignation

Assuming termination of employment on December 31, 2018, on account of the death of Mr. Griess, Mr. Johns, Mr. Kennedy, or Mr. Shepherd, or by reason of the executive’s disability, or his voluntary resignation, the executive would receive his accrued benefits, any other amounts or benefits earned, accrued, or owed to him but not paid as of the employment termination date, and his incentive bonus for 2018. In addition, if the executive’s employment is terminated by reason of his disability, the executive would receive continued coverage under the group insurance benefits until the first to occur of the cessation of such disability or the attainment of age 65. The monthly premiums at December 31, 2018, for the group insurance benefits were approximately $2,388 for Mr. Griess (age 50), $1,958 for Mr. Johns (age 49), $1,950 for Mr. Kennedy (age 49), and $1,958 for Mr. Shepherd (age 51). In February 2019, the Compensation Committee amended the terms of all outstanding equity awards such that all unvested time-based equity awards will vest in full upon the holder’s death.

Termination for Cause

Assuming termination of employment on December 31, 2018, by the Company for Cause for Mr. Griess, Mr. Johns, Mr. Kennedy, or Mr. Shepherd, the executive would receive his accrued benefits through the termination date and any other amounts or benefits earned, accrued, or owed to him but not paid as of the employment termination date.

Termination Without Cause Prior to a Change of Control

Assuming termination of employment on December 31, 2018, by the Company without Cause (or a Constructive Termination by the executive) prior to a Change of Control for Mr. Griess, Mr. Johns, Mr. Kennedy, or Mr. Shepherd, the executive would receive his accrued benefits through the termination date, and any other amounts or benefits earned, accrued, or owed to him but not paid as of the employment termination date. Subject to an irrevocable release, he would also receive an amount equal to 100% of his average W-2 wages for the three prior calendar years (excluding 2016 for Mr. Shepherd because he was not employed for the full year) and continued coverage under the group insurance benefits as shown in the following table.

44 | 2019 Proxy Statement

Termination Without Cause Prior to a Change of Control

Termination Without Cause Prior to a Change of Control - Payment or Benefit	Bret C. Griess	Rolland B. Johns	Kenneth M. Kennedy	Brian A. Shepherd
Cash Amount (1)	$3,348,765	$774,275	$1,108,303	$1,162,555
Group medical, dental, life, and long-term disability benefits (2)	28,657	23,495	23,396	23,495
Totals	$3,377,422	$797,770	$1,131,699	$1,186,050

(1)

Amount payable in substantially equal installments in accordance with the Company's normal payroll practices for the twelve (12) months following the termination date; provided, that such payments shall commence on the first regularly scheduled payroll date that is at least sixty (60) days following the termination date.

(2)

Amount represents premiums for 12 months, based upon monthly premiums being paid as of December 31, 2018. Benefits will cease if the executive receives substantially equivalent benefits from another employer.

Termination Without Cause After a Change of Control

Assuming termination of employment on December 31, 2018, by the Company, without Cause (including a Constructive Termination) after a Change of Control (as “Cause” and “Change of Control” are defined above), the executive would receive his accrued benefits; any other amounts or benefits earned, accrued, or owed to him but not paid as of the employment termination date; and vesting of all unvested shares of restricted stock held on December 31, subject to limitations. Subject to an irrevocable release, he would also receive: (a) an amount equal to three (3) times the sum of his base salary plus the performance-based cash bonus which he would receive if the Company attained 100% of its performance goals, that together with other compensation and benefits, would not exceed the Section 280G excise tax threshold limit; and (b) continued coverage under the group insurance benefits for two (2) years as shown in the following table. The table includes the value of unvested shares of restricted stock based on the following share amounts: Mr. Griess (171,125 shares), Mr. Johns (24,693 shares), Mr. Kennedy (51,349 shares), and Mr. Shepherd (54,228 shares).

Termination Without Cause After a Change of Control

Termination Without Cause After a Change of Control - Payment or Benefit	Bret C. Griess	Rolland B. Johns	Kenneth M. Kennedy	Brian A. Shepherd
Cash Amount (1)	$5,031,277	$1,280,217	$1,740,202	$1,357,280
Group medical, dental, life, and long-term disability benefits (2)	57,314	46,990	46,792	46,990
Acceleration of vesting of restricted stock awards (3)	5,436,641	784,497	1,631,358	1,722,824
Totals	$10,525,232	$2,111,704	$3,418,352	$3,127,094

(1)	Amount would be paid in a lump sum within 30 days after the termination of employment without regard to other employment.
(2)

Amount represents premiums for 24 months, based upon monthly premiums being paid as of December 31, 2018. Benefits will cease if the executive receives substantially equivalent benefits from another employer.

(3)

Amount represents the number of shares of unvested restricted stock that would vest upon the termination of employment after a Change of Control, multiplied by the closing market price of the common stock on December 31, 2018, the last trading day of the year, of $31.77 per share.

2019 Proxy Statement | 45

CEO PAY RATIO

Pursuant to Item 402(u) of Regulation S-K, we are required to annually disclose the ratio of the annual total compensation of our CEO to that of our median employee.

We believe the pay ratio disclosed herein is a reasonable estimate calculated in a manner consistent with Item 402(u) of the SEC’s Regulation S-K. Since there have been no substantial shifts in our employee population or employee compensation arrangements in the last year that would significantly impact the pay ratio, we concluded we could utilize the analysis from the previous year to identify our median employee for 2018. However, because the previous year’s median employee is no longer suitable for this calculation as this person left the company, a similarly situated employee was selected for 2018. To identify the median employee in 2017 and to determine the annual total compensation of our median employee and our CEO, we took the following steps:

▪

We selected December 31, 2017, which was within the last three months of fiscal year 2017, as the date on which we would identify our median employee because it enabled us to make such identification in an efficient and reasonable manner;

▪

We identified our median employee, after accumulating annual base pay, bonus earned, and equity granted (“Annual Compensation”) for our entire global employee workforce, excluding our CEO, based on the local currency of the countries in which they were employed for the fiscal year that ended on December 31, 2017;

▪	Each employee’s Annual Compensation was then converted to U.S. Dollars using average foreign currency rates prevailing during the year, and arrayed high to low to identify our median employee; and
▪

Once the median employee was identified using Annual Compensation, we used the same annual compensation elements required for inclusion in our 2018 Summary Compensation Table for our NEOs and calculated the annual total compensation for our median employee to be $85,326 for the year ended December 31, 2018.

Our CEO’s annual total compensation for 2018 was $6,536,382, as reported in the 2018 Summary Compensation Table in the Executive Compensation Tables section, and was approximately 77 times the annual total compensation for the median employee.

46 | 2019 Proxy Statement

PROPOSAL 2 – ADVISORY VOTE TO APPROVE the COMPENSATION of our named executive officers

Pursuant to Section 14A of the Exchange Act, we are asking our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our NEOs as disclosed in this proxy. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our NEOs on an annual basis. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies, and practices described in this proxy statement.

As described in Compensation Discussion and Analysis, our executive compensation program is designed to attract and retain qualified executives, recognize and reward individual performance, and align executive pay with stockholder return over both the short and long term. Under this program, our NEOs are rewarded for the achievement of specific annual and long-term strategic, financial, and operational goals, and increases in stockholder value. For additional information about our executive compensation program, please read Compensation Discussion and Analysis.

Accordingly, we are asking our stockholders to vote “FOR” the following resolution at our Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee, or our Board. The Board and Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when considering future decisions on the compensation of our NEOs.

The Board Recommends a Vote FOR the Approval of the Advisory Vote on the Compensation of Our NEOs.

2019 Proxy Statement | 47

PROPOSAL 3 – RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2019

KPMG LLP has served as our independent registered public accounting firm since 2002 and has been appointed by the Audit Committee to serve in such capacity for 2019. The Company expects that representatives of KPMG LLP will be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and that such representatives will be available to respond to appropriate questions.

The following table sets forth: (1) as “Audit Fees,” the aggregate fees billed by KPMG LLP for 2018 and 2017 for professional services rendered for audits of our annual consolidated financial statements and reviews of financial statements included in the Company’s Quarterly Reports on Form 10-Q as well as for services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements for such periods, such as the attestation on the effectiveness of the Company’s internal control over financial reporting; (2) as “Audit-Related Fees,” the aggregate fees billed by KPMG LLP in

2018 and 2017 for assurance and related services that are reasonably related to the performance of the audits or reviews of the Company’s financial statements that are not reported under “Audit Fees;” and (3) as “Tax Fees,” the aggregate fees billed by KPMG LLP in 2018 and 2017 for federal, state, and foreign tax compliance, tax advice, and tax planning services:

	2018	2017
Audit Fees	$1,745,480	$1,509,580
Audit-Related Fees	480,000	451,500
Tax Fees	127,340	122,510
Total Fees	$2,352,820	$2,083,590

Other than as reported above, no other fees were billed by KPMG LLP for 2018 or 2017. All (100%) of the services and fees listed above were pre-approved by the Audit Committee under the procedures described below.

Pre-Approval Policies and Procedures

The Audit Committee charter requires the Audit Committee to approve, in advance of the performance of the services, all audit and permissible non-audit services to be provided to the Company by the Company’s independent registered public accounting firm. The Audit Committee has delegated to its Chair the authority to perform the Audit Committee’s responsibilities with respect to such approvals. The Audit Committee Chair is required to report to the Audit Committee at its next meeting on the manner in which such delegated performance was carried out by him. Each year since 2002, the engagement of KPMG LLP to provide services to the Company has been approved in advance either by the Audit Committee or by its Chair pursuant to the delegated authority referred to above.

The Audit Committee annually evaluates the performance of its independent registered public accounting firm and determines whether to re-engage the current independent auditors or consider other independent audit firms.

Factors considered by the Audit Committee in deciding whether to retain the current independent auditors include:

▪	quality of service and sufficiency of resources;
▪	communication and interaction; and
▪	independence, objectivity, and professional skepticism.

Based on this evaluation, the Audit Committee and the Board believe that retaining KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2019, is in the best interests of our Company and its stockholders.

Although the Company’s Audit Committee is directly responsible for the appointment of the Company’s independent registered public accounting firm, the Board is requesting the Company’s stockholders to ratify the Audit Committee’s appointment of KPMG LLP to serve in such capacity for 2019 so that the Company will have the benefit of its stockholders’ views on such appointment. If the stockholders do not ratify such appointment, the Audit Committee nevertheless may determine that it is in the best interests of the Company and its stockholders to keep such appointment in effect for 2019. Whether or not the appointment of KPMG LLP is ratified by the stockholders, the Audit Committee at any time during the year may appoint a different independent registered public accounting firm for 2019 if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

The Board Recommends That Stockholders Vote FOR Ratification of the Appointment of KPMG LLP

As Our Independent Registered Public Accounting Firm for Fiscal 2019.

48 | 2019 Proxy Statement

REPORT OF THE AUDIT COMMITTEE

The primary purposes of the Audit Committee, as set forth in its charter, are to oversee the accounting and financial reporting processes of the Company and the audits of the consolidated financial statements of the Company and to provide oversight of our risk and compliance management programs.

We have implemented procedures to assist the Audit Committee with its responsibilities under its charter. During 2018 and thereafter through the completion of the audit of the Company’s consolidated financial statements for such year, those procedures included regular meetings with management of the Company and with appropriate representatives of the Company’s independent registered public accounting firm.

We reviewed and discussed both with management of the Company and with the Company’s independent registered public accounting firm, KPMG LLP, the Company’s audited consolidated financial statements for 2018.

We also discussed with KPMG LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301, “Communications with Audit Committees.”

We received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and have discussed with KPMG LLP its independence.

Based upon the reviews and discussions referred to in the immediately preceding three paragraphs of this report, we recommended to the Board that the audited consolidated financial statements of the Company as of and for the year ended December 31, 2018, be included in the Company’s Annual Report on Form 10-K for such year for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors:

David G. Barnes, Chair

Ronald H. Cooper

Janice I. Obuchowski

Donald B. Reed

2019 Proxy Statement | 49

RELATED PARTY TRANSACTIONS

Our Audit Committee charter requires the Audit Committee to review and approve all related party transactions. For purposes of the charter, the term “related party transactions” includes all transactions required to be disclosed pursuant to Item 404 of SEC Regulation S-K.

There were no related party transactions during 2018 and there are not any currently proposed transactions, in which the Company was or is a participant with any related person, which would be required to be disclosed pursuant to Item 404 of SEC Regulation S-K.

STOCKHOLDER PROPOSALS

A stockholder who would like to have a proposal considered for inclusion in our 2020 proxy statement pursuant to SEC rules must submit the proposal so that it is received by us no later than December 3, 2019, unless the date of our 2020 annual meeting of stockholders is more than 30 days before or after May 16, 2020, in which case the proposal must be received a reasonable time before we begin to print and send our proxy materials. SEC rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement. Stockholder proposals should be addressed to the Secretary, CSG Systems International, Inc., 6175 S. Willow Drive, Greenwood Village, CO 80111.

For stockholder proposals and stockholder nominations submitted outside of the SEC proposal rules, our bylaws require that advance written notice in proper form for matters to be brought before an annual stockholders meeting be received by the Secretary of the Company not less than 120 days before the first anniversary date of the immediately preceding annual stockholders meeting. Accordingly, notice of stockholder proposals for the 2020 annual meeting must be received by us no later than January 17, 2020. If the date of our 2020 annual meeting is changed by more than 30 days from May 16, 2020, proper notice of stockholder proposals must be received as provided for in our bylaws.

Our bylaws also provide that stockholder nominations of persons for election to the Board are subject to certain informational requirements. Copies of our bylaws are available to stockholders upon request made to our Secretary at the above address.

HOUSEHOLDING

We have adopted a procedure called “householding.” This practice allows us to deliver only one copy of proxy-related materials, annual reports, and information statements to stockholders who share the same address and last name and who do not participate in e-mail delivery of these materials, unless one or more stockholders notifies us that he or she would like to receive an individual copy. If you share an address with another stockholder and receive only one set of proxy-related materials and would like to request a separate copy for this year’s Annual Meeting or for future meetings or stockholder communications, please send your written request to CSG Systems International, Inc., 6175 S. Willow Drive, Greenwood Village, CO 80111, Attn: Investor Relations Department, or call us at (303) 200-2000. Upon request, we will promptly deliver a separate copy to you. Similarly, you may also contact us through either of these methods if you receive multiple copies of proxy-related materials and other stockholder communications and would prefer to receive a single copy in the future.

50 | 2019 Proxy Statement

ANNUAL REPORT ON FORM 10-K AND OTHER SEC FILINGS

A copy of our 2018 Annual Report on Form 10-K is included in the proxy materials. If you request, we will provide you with a separate copy of our 2018 Annual Report on Form 10-K for the year ended December 31, 2018, without charge. You should send your written requests to our Investor Relations department at the address on page 50 of this proxy statement or contact the department at (303) 200-2000. The 2018 Annual Report on Form 10-K does not constitute and should not be considered a part of this proxy statement.

OTHER MATTERS

As of the date of this proxy statement, we are not aware of any matter that may come before the Annual Meeting other than the matters discussed in this proxy statement; however, if any other matter is properly presented at the

Annual Meeting, the persons named in the accompanying proxy or their substitutes will have discretionary authority to vote on such matter in accordance with their judgment.

By Order of the Board of Directors

Gregory L. Cannon

Secretary

April 2, 2019

ALL STOCKHOLDERS ARE WELCOME TO ATTEND THE ANNUAL MEETING; HOWEVER, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ACCOMPANYING ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE IS REQUIRED IF THE ACCOMPANYING ENVELOPE IS MAILED IN THE UNITED STATES.

YOU ALSO MAY FILE YOUR PROXY BY TELEPHONE OR THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS ACCOMPANYING THE PROXY AND NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS.

IF YOU ATTEND THE ANNUAL MEETING AND ARE A STOCKHOLDER OF RECORD, YOU MAY VOTE IN PERSON. IF YOU WISH TO ATTEND AND VOTE AT THE ANNUAL MEETING AND YOUR SHARES ARE HELD IN “STREET NAME,” YOU WILL NEED TO OBTAIN A PROXY FROM THE INSTITUTION THAT HOLDS YOUR SHARES AND SHOULD ADVISE SUCH INSTITUTION NOT TO VOTE YOUR SHARES. A PROXY WHICH YOU GIVE WILL NOT BE USED IF YOU ATTEND THE ANNUAL MEETING IN PERSON AND SO REQUEST.

2019 Proxy Statement | 51

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.  KEEP THIS PORTION FOR YOUR RECORDS  DETACH AND RETURN THIS PORTION ONLY  TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date  0 0 0  0 0 0  0 0 0  0 0 0  0 0 0  0000401759_1 R1.0.1.18  CSG SYSTEMS INTERNATIONAL, INC.  6175 S. WILLOW DRIVE  GREENWOOD VILLAGE, CO 80111  VOTE BY INTERNET - www.proxyvote.com  Use the Internet to transmit your voting instructions and for electronic delivery of  information up until 11:59 P.M. Eastern Time on May 15, 2019. Have your proxy  card in hand when you access the web site and follow the instructions to obtain  your records and to create an electronic voting instruction form.  ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS  If you would like to reduce the costs incurred by our company in mailing proxy materials,  you can consent to receiving all future proxy statements, proxy cards and annual reports  electronically via e-mail or the Internet. To sign up for electronic delivery, please follow  the instructions above to vote using the Internet and, when prompted, indicate that you  agree to receive or access proxy materials electronically in future years.  VOTE BY PHONE - 1-800-690-6903  Use any touch-tone telephone to transmit your voting instructions up until 11:59  P.M. Eastern Time on May 15, 2019. Have your proxy card in hand when you call  and then follow the instructions.  VOTE BY MAIL  Mark, sign and date your proxy card and return it in the postage-paid envelope we have  provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood,  NY 11717.  The Board of Directors recommends you vote FOR  the following:  1. Election of Directors  Nominees For Against Abstain  1a. Ronald H. Cooper  1b. Janice I. Obuchowski  1c. Donald B. Reed  The Board of Directors recommends you vote FOR  proposals 2 and 3. For Against Abstain  2. To approve, on an advisory basis, the  compensation of our named executive officers.  3. To ratify the appointment of KPMG LLP as our  independent registered public accounting firm  for fiscal 2019.  NOTE: Any other business that properly comes before  the meeting or any adjournment or postponement of  the meeting.  Please sign exactly as your name(s) appear(s) hereon. When signing as  attorney, executor, administrator, or other fiduciary, please give full  title as such. Joint owners should each sign personally. All holders must  sign. If a corporation or partnership, please sign in full corporate or  partnership name by authorized officer.

0000401759_2 R1.0.1.18  Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:  The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.  CSG SYSTEMS INTERNATIONAL, INC.  2019 Annual Meeting of Stockholders  May 16, 2019 8:00 AM CDT  This proxy is solicited by the Board of Directors  The undersigned hereby constitutes and appoints Bret C. Griess and Gregory L. Cannon, and each or either of them, as attorneys and  proxies of the undersigned, with full power of substitution to each of them, to vote all shares of stock of CSG Systems International, Inc. (the  "Company") standing in the name of the undersigned at the 2019 Annual Meeting of Stockholders of the Company to be held at the Sofitel  Chicago Water Tower Hotel, 20 East Chestnut Street, Chicago, Illinois 60611, at 8:00 a.m. (Central Daylight Time) on May 16, 2019, and at  any adjournments or postponements of the meeting, on the matters set forth on the reverse side hereof and in their discretion on any other  matters that properly may come before such meeting or any adjournments thereof.  THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS GIVEN, THIS PROXY WILL BE  IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.  The undersigned hereby ratifies and confirms that either of such attorneys and proxies, or their substitutes, may do or cause to be done by  virtue hereof and acknowledges receipt of the Notice of the 2019 Annual Meeting of Stockholders of the Company to be held on May 16,  2019, the Proxy Statement of the Company for such Annual Meeting, and the 2018 Annual Report on Form 10-K of the Company.  Continued and to be signed on reverse side